Exhibit 4.7
EXECUTION COPY

IMPORTANT NOTE: CERTAIN PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED AND, WHERE APPLICABLE, HAVE BEEN MARKED “[***]” BECAUSE SUCH REDACTIONS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

ASSET PURCHASE AGREEMENT

By and Between

 RADWARE LTD.

and

 SECURITYDAM LTD.

February 16, 2022

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		2

ARTICLE 2 PURCHASE AND SALE; CLOSING		7
2.1	Purchase and Sale of Assets	7
2.2	Assumed Liabilities	8
2.3	No Assumption of Other Liabilities or Other Obligations	8
2.4	Purchase Price	9
2.5	Purchase Price Adjustment.	10
2.6	Closing	12
2.7	Further Assurances; Post-Closing Cooperation.	12
2.8	Preservation of the Purchased Assets	13
2.9	Third-Party Consents	13

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER		14
3.1	Organization and Qualification	14
3.2	Authority	15
3.3	Consents	15
3.4	Financial Statements	16
3.5	Business Changes	16
3.6	Bankruptcy and Insolvency	17
3.7	Restrictions on Business Activities	17
3.8	Title to Purchased Assets	17
3.9	Customers and Sales	17
3.10	No Default; Assigned Contracts.	17
3.11	Intellectual Property.	18
3.12	Litigation	22
3.13	Brokers or Finders	23
3.14	Taxes	23
3.15	Power of Attorney	23
3.16	Affiliated Transactions	23
3.17	Compliance with Laws; Permits	23
3.18	Product Warranties	24
3.19	Employee Matters; Benefits.	24
3.20	Grants, Incentives and Subsidies	28
3.21	Complete Copies of Materials.	28
3.22	Bulk Transfer Laws	28
3.23	Representations Complete	28

i

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		29
4.1	Organization and Qualification	29
4.2	Authority	29
4.3	Consents	29
4.4	Brokers or Finders	29
4.5	Experience	29

ARTICLE 5 COVENANTS AND AGREEMENTS.		30
5.1	Access	30
5.2	Operation of the Business of Seller	30
5.3	Conduct Prior to Closing	31
5.4	Confidentiality	31
5.5	Collateral Agreements	32
5.6	Non-Competition and Non-Solicitation Agreements	32
5.7	No Negotiation	32
5.8	Governmental Filings	33
5.9	Notification of Certain Matters	33
5.10	Employment Matters.	33
5.11	Reasonable Efforts; Further Assurances; Cooperation	35
5.12	Public Announcements	35
5.13	Treatment of Employee Options	35
5.14	Corporate Name; Corporate Existence.	35

ARTICLE 6 CONDITIONS TO OBLIGATIONS OF BUYER		36
6.1	Representations and Warranties	36
6.2	Performance	36
6.3	Closing Certificate	36
6.4	Orders and Laws	36
6.5	Regulatory Consents and Approvals	36
6.6	Releases from All Liens	37
6.7	Deliveries	37
6.8	No Material Adverse Effect	37
6.9	Non-Competition and Non-Solicitation Agreements	37
6.10	Employees	37

ARTICLE 7 CONDITIONS TO OBLIGATIONS OF SELLER		37
7.1	Representations and Warranties	37
7.2	Performance	37
7.3	Deliveries	37
7.4	Purchase Price	37

ARTICLE 8 INDEMNIFICATION		38
8.1	Indemnity Holdback Amount; Limitations on Seller’s Indemnification Obligations.	38
8.2	Survival of Representations, Warranties, Covenants and Agreements.	39
8.3	Indemnification.	40
8.4	Direct Claims	41
8.5	Third Party Claims	42
8.6	Exclusive Remedies	43

ARTICLE 9		44
9.1	Termination	44
9.2	Effect of Termination	44

ARTICLE 10 GENERAL		45
10.1	No Third Party Beneficiaries	45
10.2	Notices	45
10.3	Binding Effect	46
10.4	Entire Agreement; Modification; Waiver.	46
10.5	Attorneys’ Fees	46
10.6	Expenses	46
10.7	Governing Law; Venue	46
10.8	Assignment.	47
10.9	Relationship	47
10.10	Counterparts.	47
10.11	Severability	47
10.12	Interpretation	48
10.13	Extension; Waiver	48

EXHIBITS

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of February 16, 2022, by and between Radware Ltd., an Israeli company with a company registration number 52-004437-1 (“Buyer”), and SecurityDam Ltd., an Israeli company with a company registration number 51-118433-5 (“Seller”).

RECITALS:

A.          Buyer, itself or through its designated Affiliates, desires to purchase from Seller, and Seller desires to sell to Buyer, all of the assets, including Intellectual Property Rights (as defined below), of Seller relating to the Business, in exchange for the consideration set forth below.

B.          The board of directors of Buyer (upon the unanimous recommendation of the special committee of the board of directors of Buyer consisting solely of independent directors (the “Buyer Special Committee”) and the audit committee of the board of directors of Buyer) has approved and declared advisable, fair to and in the best interests of Buyer, this Agreement and the other transactions contemplated by this Agreement.

C.          Concurrent with, or prior to, the signing of this Agreement, and as a material inducement for Buyer to enter into this Agreement, Seller shall have obtained and delivered to Buyer a true, correct and complete copy of (i) the resolutions of the Seller's board of directors substantially in the form attached hereto as Exhibit A-1, (ii) the approval of Seller's shareholders in accordance with Seller’s Memorandum of Association and Articles of Association (together, the “Seller Charter Documents”) substantially in the form attached hereto as Exhibit A-2 and in accordance with the Seller Charter Documents,  in each case, adopting and consenting to this Agreement and the transactions contemplated hereby (clauses (i) and (ii) being referred herein collectively as the “Required Corporate Consents”).

D.          Concurrent with the signing of this Agreement, and as a material inducement for Buyer to enter into this Agreement, (A) each of the Key Employees (as defined herein) will (i) enter into non-competition and non-solicitation agreements substantially in the form attached hereto as Exhibit B (the “Non-Competition Agreements”) with Buyer and/or its designated Affiliates, (ii) enter into an employment agreement with Buyer (or Buyer’s designated Affiliate(s)), substantially in the form attached hereto as Exhibit C, including a proprietary information and invention assignment agreement (the “Employment Agreement”) and (iii) execute and deliver to Seller (with a copy to Buyer) a release and waiver letter in the form attached hereto as Exhibit D (the “Waiver and Release Letter”), in each case, to become effective as of the Closing, and (B) each of Seller and certain of Seller’s shareholders identified by the parties prior to the date hereof (the “Seller Key Shareholders”) shall enter into a Non-Competition Agreement, in each case, to become effective as of the Closing.

NOW, THEREFORE, in consideration of the covenants, representations, warranties and mutual agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

The terms defined in this Agreement shall have their respective defined meanings whenever such terms are used in this Agreement, unless the context expressly or by necessary implication otherwise requires.  In addition, the following terms shall have the meanings set forth below:

“Affiliate” means, when used with reference to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, or otherwise. For purposes of this Agreement, Buyer shall not be considered an Affiliate of Seller or vice versa.

“Business” shall mean the business (including operations) of Seller as currently conducted and as conducted immediately prior to the Closing, including the business relating to MSSP (Managed Security Service Provider) and scrubbing center services for DDoS protection.

“Business Day” means a day other than Friday, Saturday, or any day on which banks located in the State of Israel are authorized or obligated to close.

“Contract” shall mean any agreement, purchase order, deed, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract (whether written or oral).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm, or other enterprise, association, organization, or entity.

"Family Member" shall mean, in respect of a natural Person, (i) a spouse of such Person; (ii) a descendant of such Person or of a such Person’s spouse; (iii) such Person’s antecedent; (iv) such Person’s brother or sister, or (v) a spouse of any of the Persons referred to in clauses (ii), (iii), (iv) or (v) above.

“Final Distribution Amount” means an amount equal to the difference of (a) the Indemnity Holdback Amount minus, without duplication, (b) the sum of (i) all amounts related to indemnification claims that have been satisfied from the Indemnity Holdback Amount before the proposed distribution date, and (ii) the portion of the Indemnity Holdback Amount, if any, used to cover any post-Closing adjustment in accordance with Section 2.5.

“Fundamental Representations” means the representations and warranties contained in Sections [***].

“Governmental Entity” means any (a) nation, state, commonwealth, province, territory, county, municipality, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; or (c) governmental, quasi-governmental, or supranational authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, or Entity and any court, arbitrator or other tribunal), including any Taxing authority, the OCS, the Israeli Investment Center, the BIRD Foundation and other bi- or multi-national grant programs for the financing of research and development or other similar funds, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli government or any other government.

“Governmental Grant” means any grant, loan, award, participation, exemption, status, cost sharing arrangement, reimbursement arrangement, incentive, subsidy, Tax benefit, or other benefit, relief or privilege, provided or made available by or on behalf of or under the authority of any country or state, including the State of Israel, the United States, the European Union or other bi- or multi-national grant programs, or any other Governmental Entity.

“IFRS” shall mean International Financial Reporting Standards, as adopted by the International Accounting Standards Board.

“Indemnity Holdback Amount” shall mean $3,000,000.

“Indemnity Retention Amount” means an amount, without duplication, equal to the sum of (a) all amounts related to indemnification claims that have been satisfied from the Indemnity Holdback Amount in accordance with the terms of this Agreement on or before the Termination Date, (b) all amounts that would be necessary in Buyer’s reasonable good faith judgment to satisfy all of the pending and unsatisfied or unresolved indemnification claims that were actually submitted by Buyer, if any (as of the Termination Date) if such indemnification claims were resolved in full in favor of the Indemnified Parties and (c) the portion of the Indemnity Holdback Amount used to cover any post-Closing adjustment in accordance with Section 2.5.

“Intellectual Property Rights” shall mean worldwide common law and statutory rights associated with (i) patents and patent applications, (ii) copyrights, copyright registrations and copyright applications and “moral” rights, (iii) the protection of trade and industrial secrets and confidential information, (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) analogous rights to those set forth above, and (vii) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable).

“ITA” means the Israeli Tax Authority.

“ITO” means the Israeli Income Tax Ordinance [New Version], 1961, as amended, and any rules or regulations promulgated thereunder.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity.

“Lien” shall mean any mortgage, pledge, lien, security interest, charge, encumbrance, easement, restriction, covenant, restriction on transfer, conditional sale or other title retention device or arrangement (including a capital lease), transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom

“Material Adverse Effect” shall mean any change, effect, event, circumstance, occurrence or state of facts (“Changes”) that is or would reasonably be expected to be materially adverse to (i) the business, results of operations or financial condition of the Seller and the Business, taken as a whole, or (ii) the ability of the Seller to consummate the transactions contemplated by this Agreement; provided, that, with respect to clause (i), none of the following Changes shall be deemed, either alone or in combination, to constitute a Material Adverse Effect: (a) changes or effects in the general economic conditions that generally affect the industry in which the Business operates and that do not disproportionately affect the Business relative to other participants in such industries; (b) changes in generally accepted accounting principles or accounting standards; (c) changes or effects that arise out of or are attributable to the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities, acts of terrorism or pandemic; or (d) changes or effects resulting from the effects of Buyer’s cloud DDoS business over the Business;  provided, further, that the matters in clauses (a), (b), and (c) shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent such Changes disproportionately impact the Seller or the Business relative to other businesses in the same industry.

“OCS” shall mean the Israeli Innovation Authority (formerly known as the Office of Chief Scientist).

“Open Source Materials” shall mean software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).

“Permitted Lien” shall mean any of the following: (i) statutory Liens for Taxes, assessments and other governmental charges not yet due; (ii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, pension or other social security programs mandated under applicable law; and (iii) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies.

“Person” means any individual, Entity, or Governmental Entity.

“Personal Data” shall mean [***].

“Pre-Closing Certificate” means a certificate executed by a duly authorized officer of Buyer (in his/her capacity as such) dated as of the Closing, prepared by Buyer, fairly and accurately presenting the Buyer’s good faith best estimate of the SDM Settlement Amount as of the Closing Date.

“Products” shall mean all products (including the Software), Technology (including APIs and SDKs), and services (including online services) of Seller, and related documentation, developed (or under development), manufactured, produced, provided, distributed, hosted, marketed, imported for resale, sold, leased, or licensed out by or on behalf of Seller since it commenced the Business (including the development stage thereof).

“Registered Intellectual Property Rights” shall mean Seller Intellectual Property that has been registered, filed, certified or otherwise perfected or applied for by recordation with any Governmental Entity.

"Related Party" means:  (i) each Person that is an Affiliate of Seller or its Subsidiaries, or any director, executive officer, general partner or managing member of such Affiliate; (ii) each individual who is, or who has at any time in the past three years been, an officer or director, general partner or managing member of Seller or of any Person referred to in clause (i) above; (iii) each Family Member of each of the individuals referred to in clauses "(i)" and "(ii)" above; (iv) any other Person who holds, individually or together with any Affiliate of such other Person and any member(s) of such Person’s Family Members, more than [***]% of the outstanding equity or ownership interests of Seller; (v) any trust or other Entity (other than Seller) in which any one of the individuals referred to in clauses "(ii)" and "(iii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest; and (vi) any Person included in the definition of "related party" under any applicable law.

“Retained Assets” shall mean any right, title, interest and claims of Seller in any of the following: (i) all cash and cash equivalents, bank accounts and deposits, commercial paper and securities, (ii) all refunds of any Taxes with respect to the Purchased Assets or the Business relating to any date or period prior to the Closing Date and all interest thereon, (iii) Seller's franchise to be a corporation in its jurisdiction of organization and qualification to conduct business as a foreign corporation in any other jurisdiction, its corporate seal, taxpayer and other identification numbers, stock books, minute books and other corporate records, (iv) Seller’s financial, Tax and personnel records and all records pertaining to the items described in clauses (i) through (vii) to the extent not specifically relating to the Business, Products or Purchased Assets (copies of which were provided by Seller to Buyer to the extent requested by Buyer prior to the date hereof), (v) all Contracts of Seller that are not Assigned Contracts (collectively, “Retained Contracts”), and (vi) Seller's rights under this Agreement.

“SDM Agreements” means the SDM Cooperation Agreement, the SDM License Agreement and the SDM OEM Agreement.

“SDM Cooperation Agreement” means the Cooperation Agreement, dated as of January 14, 2014, by and between Buyer and Seller, as amended through the date hereof.

“SDM License Agreement” means the Source Code License Agreement, dated as of December 30, 2015, by and between Buyer and Seller, as amended through the date hereof.

“SDM OEM Agreement” means the OEM Agreement, dated as of December 30, 2015, by and between Buyer and Seller, as amended through the date hereof.

“SDM Settlement Amount” means the sum of (x) the advances of payments made by Buyer to Seller under the SDM Agreements on account of future services to be provided by Seller under the SDM Agreements less (y) the outstanding amounts owed by Buyer to Seller under the SDM Agreements (i.e., for services already provided), in each case, as of immediately prior to Closing; it being agreed that the methodology to determine such sum shall be made in accordance with Schedule A hereto. The parties hereto agree that, as of [***], the SDM Settlement Amount was equal to $[***].

“Seller’s Equity Plans” means SecurityDam Ltd. Key Employee Share Incentive Plan (2013).

“Seller Intellectual Property” shall mean any Transferred Technology and Transferred Intellectual Property.

“Software” shall mean any and all computer software and code, including assemblers, applets, compilers, source code, object code, data (including image and sound data), drivers, intermediate drivers, firmware, design tools and user interfaces, in any form or format, however fixed.  Software shall include source code listings and documentation.

“Subsidiary” means any Entity of which the relevant Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person, directly or indirectly, to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial, or financial interests in such Entity.

“Tax” or “Taxes” means all taxes, including Value Added Taxes (“VAT”), duties, charges,  assessments, impositions, withholding obligations , tariffs, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance) and other governmental liabilities (including any interest, penalties or other additions imposed with respect to such amounts) as well as any liability for any amounts of the type described above of another Person including as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

“Technology” shall mean any or all of the following (i) works of authorship including computer programs, source code and executable code, whether embodied in Software, firmware or otherwise, and related documentation, designs, files, records, data and mask works, (ii) inventions (whether or not patentable), improvements, and technology, (iii) proprietary and confidential information, trade secrets and know-how, show how, techniques, design rules, algorithms and routines, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, and (viii) all instantiations of the foregoing in any form and embodied in any media.

“Terminated Contracts” means the SDM Agreements and the other Contracts being terminated pursuant to Section 6.12 hereof.

“Transaction Expenses” shall mean all third party fees, costs, expenses, payments, and expenditures incurred by the Seller in connection with the sale of the Purchased Assets, this Agreement and the transactions contemplated hereby whether or not billed or accrued (including any fees, costs, expenses, payments, and expenditures of legal counsel and accountants, the amount of fees costs, expenses, payments, and expenditures payable to financial advisors, investment bankers and brokers of the Seller, and any such fees, costs, expenses, payments, and expenditures incurred by the Seller's shareholders, if any, paid for or to be paid for by the Seller).

ARTICLE 2

PURCHASE AND SALE; CLOSING

2.1          Purchase and Sale of Assets.  Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall irrevocably sell, convey, transfer, assign and deliver to Buyer all right, title and interest of Seller in and to, and Buyer (or its designated Affiliates) shall purchase from Seller, all of the assets of Seller owned, used or held for use in the conduct of the Business or otherwise relating to the Business, free and clear of any Liens (other than the Permitted Liens), including the following (collectively, other than the Retained Assets, the “Purchased Assets”):

(a)           The Products and all Technology relating to the Products, including Technology embodied by the Products or otherwise necessary for the use, operation or other exploitation of the Products (collectively, the “Transferred Technology”);

(b)          All Intellectual Property Rights of the Business or embodied by the Transferred Technology or that would be infringed by the manufacture, sale, use, operation or other exploitation of the Transferred Technology, including trademarks (and the name “SecurityDam”), Internet domain names and all rights to past, present and future damages for infringement thereof (collectively, the “Transferred Intellectual Property”). For the sake of clarity, the term Transferred Intellectual Property includes the items listed on Schedule 2.1(b) hereto;

(c)          All papers and records (in paper or electronic format) in Seller’s control relating to the Products, including all technical and descriptive materials relating to the Products, purchasing and sales records, customer and vendor lists, copies of accounting and financial records, product documentation, product specifications, marketing requirement documents, and software release orders (collectively, “Business Books and Records”);

(d)          The information technology equipment listed on Schedule 2.1(d), whether owned or leased by Seller, wherever located, used in the Business;

(e)          All of Seller’s rights and benefits in, to and under the Contracts set forth on Schedule 2.1(e) hereto (the “Assigned Contracts”);

(f)          All packaging materials, brochures, user manuals, graphics, and artwork (in each case, in paper and electronic format) and UPC codes, if any, relating to the Products;

(g)          All Internet domains, including content on Seller’s website related to the Business, Products or the Transferred Technology;

(h)          All machinery, equipment, hardware and other fixtures used in the Business as specified in Schedule 2.1(h) attached hereto; and

(i)          all other rights, assets, properties and business, other than the Retained Assets, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, purported to be or owned, held for use or used by Seller or its Affiliates, that are comprising the Products or are part of the Purchased Assets, or necessary for the Business.

2.2          Assumed Liabilities.  At the Closing, Buyer hereby agrees to assume, perform, fulfill and become liable for, only the following liabilities of the Seller: (i) all liabilities arising after the Closing Date under the Assigned Contracts which are effectively assigned, and (ii) all liabilities arising from Buyer’s and/or its Affiliates’ ownership, operation or use of the Purchased Assets after the Closing Date, but excluding the Retained Liabilities (collectively, the “Assumed Liabilities”).

2.3          No Assumption of Other Liabilities or Other Obligations.

(a)          Other than the Assumed Liabilities, Buyer is not assuming any liability or obligation of Seller, whether known or unknown, fixed or contingent, and regardless of when such liabilities or obligations may arise or may have arisen or when asserted (the “Retained Liabilities”), and Seller shall remain responsible for the Retained Liabilities.

(b)          Without derogating from the generality of the foregoing, the Retained Liabilities shall include:(i) any liabilities under the Assigned Contracts arising prior to the Closing, (ii) any liabilities arising prior to or following the Closing with respect to any Governmental Grants, if any, (iii) any liability in connection with any and all debt, loan or borrowing instruments to which Seller is a party, (iv) any compensation, entitlements or benefits payable to present or past employees, consultants or contractors of Seller (including Re-Hired Employees) arising in connection with their employment or engagement with the Seller or termination of such (whether arising by Contract, binding custom, statute, case law rules, regulations, collective bargaining agreements, extension orders or otherwise), including under any pension fund, social fund, disability or other Employee Plan of Seller or any severance, accrued vacation or prior notice period obligations, over time payments, pay for work on the weekly day of rest or during holidays, holiday or vacation pay, traveling, convalescence pay, bonus, commission, social benefit of any kind whatsoever, pension contributions, taxes, social security or any other compulsory payment, incentives, stock or stock options, deferred compensation payments and compensatory damages, but excluding the liabilities that derive, solely with respect to the period following the Closing (or, if the applicable employment agreement set forth a later commencement date agreed between the parties hereto, such later date), from the terms of employment of Re-Hired Employees pursuant to the Employment Agreements entered into (if any) with Buyer or any of its Affiliates (such liabilities, the “Re-Hired Employees Liabilities”), (vi) the Transaction Expenses, (vii) any liability for Taxes of Seller, (viii) all liabilities arising from or related to Seller’s operations or ownership of the Business, Products and the Purchased Assets prior to the Closing Date (including in connection with the transactions contemplated hereby), (ix) all liabilities relating to the Retained Assets, (x) any liabilities arising out of, under or in connection with the Retained Contracts, including any Terminated Contracts, whether arising before, on, or after the Closing, and (xi) any liabilities to any current or former shareholder, optionholder or other securityholder of Seller, in their capacity as such.

2.4          Purchase Price.

(a)          Purchase Price.  The total purchase price for the Purchased Assets (including the transfer of the Transferred Technology and the Transferred Intellectual Property to Buyer) shall be up to a total of $42,500,000 (subject to the adjustments and deductions set forth herein, the “Purchase Price”), and will be paid by Buyer to Seller (by check or wire transfer of immediately available funds to such account as Seller may reasonably direct by written notice delivered to Buyer by Seller at least two (2) Business Days before the Closing Date or by such other method of payment as Seller and Buyer may mutually agree) in cash, in U.S. dollars, without interest, in the following manner:

(i)          Closing Payment. At the Closing, Buyer will pay Seller $30,000,000 (subject to the adjustments and deductions set forth herein, including Section 2.5 below, the “Closing Payment”) minus the Indemnity Holdback Amount which will be retained by Buyer as set forth in Article 8 hereof; and

(ii)          Contingent Payments. Subject to Article 8 hereof, as additional contingent consideration, Seller shall be entitled to receive an additional amount from Buyer of up to $12,500,000 (the “Contingent Payments”), subject to and in accordance with the provisions of Exhibit E hereto, which includes the procedures for the calculation and payment of the Contingent Payments.

(b)          VAT and Transfer Taxes.

(i)          The Purchase Price payable pursuant to the terms hereof shall be supplemented by Israeli VAT. As such, (i) at the Closing, Buyer shall transfer to Seller an amount of VAT on the Closing Payment, and (ii) upon each payment of a Contingent Payment, Buyer shall transfer to Seller an amount of VAT on the applicable Contingent  Payment.

(ii)          Other than with respect to the VAT as described above (but without derogating from Article 8 hereof), Seller shall be liable for and shall indemnify Buyer against any sales, use, excise or other transfer Taxes (and any deficiency, interest or penalty asserted with respect thereto) incurred in connection with the transfer of the Purchased Assets, such indemnity to be governed by the provisions of Article 8, and will, at its own expense, file all necessary tax returns and other documentation with respect to all transfer taxes.

(iii)          Any payment of the Purchase Price shall be paid net of any tax withholding if applicable pursuant to Section 2.4(c) below and only after the Seller will provide Buyer with: (a) a valid Israeli tax invoice with respect to such payment; (b) an up-to-date and valid “licensed dealer” (“Osek Murshe”) certificate from the VAT authority; and (c) an up-to-date and valid bookkeeping (“Nihul Sefarim”) certificate.

(c)          Withholding Tax. All amounts payable by Buyer to Seller pursuant to the terms of this Agreement, including the Purchase Price, shall be subject to applicable Israeli Tax withholding requirements, unless prior to any such payment the Seller shall provide to Buyer, as applicable, a copy of a valid approval of the ITA establishing an exemption from such Tax withholding obligations, to the reasonable satisfaction of Buyer. Any Tax required to be withheld on amounts payable under this Agreement shall be timely paid by Buyer on behalf of the Seller to the appropriate Governmental Entity, and the Buyer will furnish the Seller with proof of payment of such Tax.  To the extent that amounts are so withheld from any payment, such amounts shall be treated for all purposes of this Agreement as having been paid to the Seller

(d)          Allocation of Purchase Price. Within [***] days after Closing, Buyer shall submit to Seller in writing the allocation of the Purchase Price among all of the Purchased Assets, in accordance with applicable law (the “Allocation Notice”).  Seller shall have the right to object to such allocation, provided that such objection is on reasonable grounds.  Seller shall be deemed to have accepted the Allocation Notice, and it shall be deemed final, unless Seller provides written notice of disagreement setting forth the reasonable reasons for such disagreement to Buyer within [***] days of receipt of the Allocation Notice (the “Disagreement Notice”).  If Seller provides a Disagreement Notice, the parties shall negotiate in good faith to resolve the differences.  If the disagreements cannot be resolved within [***] days of Buyer’s receipt of the Disagreement Notice, Buyer and Seller shall engage an independent accounting firm to resolve the differences.  Such independent accounting firm will be requested to resolve the dispute and determine the correct allocation in accord with applicable law, and issue its report within [***] days of engagement, in writing to Seller and Buyer (the “Accounting Report”).  One-half of the fees of such independent accounting firm shall be borne by Buyer, and one-half of such fees shall be borne by Seller.  Each party will report the transaction consistently with the Allocation Notice, if final, or the Accounting Report.  To the extent required by applicable law, the Allocation Notice or Accounting Report, as appropriate, will be revised to reflect any adjustment of the Purchase Price.

2.5          Purchase Price Adjustment.

(a)          Buyer shall deliver the Pre-Closing Certificate to Seller not less than one (1) Business Day prior to the Closing. The Pre-Closing Certificate will be accompanied by reasonably detailed supporting documents indicating a calculation of the SDM Settlement Amount.

(b)          If the SDM Settlement Amount, as set forth in the Pre-Closing Certificate is (i) more than Zero (such difference, the “Estimated Negative Adjustment Amount”), then the Closing Payment shall be reduced by an amount equal to the Estimated Negative Adjustment Amount, or (ii) is Zero, then the Closing Payment shall not be adjusted, or (iii) is less than Zero (such difference, the “Estimated Positive Adjustment Amount”), then the Closing Payment shall be increased by an amount equal to the Estimated Positive Adjustment Amount.

(c)          Within [***] days after the Closing, Buyer will update the Pre-Closing Certificate according to the information received post-Closing to account for any inaccuracies in the Pre-Closing Certificate and deliver the updated Pre-Closing Cerificate to Seller. Within [***] days after the delivery of such updated Pre-Closing Certificate, Seller may object to SDM Settlement Amount calculations included in the updated Pre-Closing Certificate (the “SDM Amount Calculations”) by delivering to the Buyer a certificate (the “Objection Certificate”) setting forth Seller's calculation of the SDM Settlement Amount and the amount by which SDM Settlement Amount as calculated by Seller is different than the SDM Settlement Amount set forth in the Pre-Closing Certificate. In the event that Seller does not deliver an Objection Certificate within [***] days after the Buyer delivered the updated Pre-Closing Certificate, each of the SDM Settlement Amount and the SDM Amount Calculations included in the Pre-Closing Certificate, as updated, shall be deemed final and binding.

(d)          If Seller timely provides the Objection Certificate, then the parties shall confer in good faith for a period of up to [***]Business Days following Buyer’s timely receipt of the Objection Certificate, in an attempt to resolve any disagreement and any resolution by them shall be in writing and shall be final and binding.

(e)          If, after such [***]Business Day period, the Seller and Buyer cannot resolve any such disagreement, then the parties shall engage an auditing firm selected by Buyer and reasonably acceptable to Seller (the “Reviewing Accountant”) to review the SDM Amount Calculations.  Each of the parties shall, and shall cause their respective officers, directors, employees and representatives to, provide full cooperation to the Reviewing Accountant.  The Reviewing Accountant shall (i) act in its capacity as an expert and not as an arbitrator, (ii) consider only those matters as to which there is a dispute between the parties and (iii) be instructed to reach its conclusions regarding any such dispute within [***] days after its appointment and provide a written explanation of its decision.  The Reviewing Accountant shall promptly determine the SDM Settlement Amount, and such determination shall be final and binding on the parties.

(f)          If the SDM Settlement Amount, as determined pursuant to Section 2.5(c) (in the event there is no Objection Certificate), Section 2.5(d) or Section 2.5(e) as the case may be (“Final SDM Amount”), is (A) different than SDM Settlement Amount set forth in the Pre-Closing Certificate, as updated, such that the downward adjustment to the Closing Payment should have been higher (such difference, the “Negative SDM Adjustment Amount”), then the Buyer may either, at its sole discretion, retain, out of the Indemnity Holdback Amount or offset from the Contingent Payments, the amount equal to the Negative SDM Adjustment Amount or require Seller to promptly, and in any event within [***] Business thereafter, transfer to Buyer the Negative SDM Adjustment Amount, or (B) different than SDM Settlement Amount set forth in the Pre-Closing Certificate, as updated, such that the downward adjustment to the Closing Payment should have been lower (such difference, the “Positive SDM Adjustment Amount”), then the Buyer shall promptly, and in any event within [***] Business thereafter, transfer to Seller the Positive SDM Adjustment Amount.

(g)          If the Final SDM Amount is different than SDM Settlement Amount set forth in the Pre-Closing Certificate, such that Seller is entitled to receive an additional amount of up to $[***], then the fees and expenses of the Reviewing Accountant shall be paid by the Seller.  In all other cases, the fees and expenses of the Reviewing Accountant shall be paid by the Buyer.

(h)          The parties recognize that certain amounts, such as accounts payables, constituting or arising from Retained Liabilities (the “Excluded A/P”) may be billed to or otherwise demanded from Buyer following the Closing and, while not obligated to do so, paid by Buyer.  Accordingly, Seller hereby agrees that (i) it shall cooperate and take such actions, including payment as soon as administratively practicable, as is necessary to ensure that the liability represented by any Excluded A/P is borne by, and timely paid by, Seller and (ii) to the extent that Buyer determines to pay the amount set forth in any receipt for Excluded A/P, Seller shall promptly, and in any event within [***] Business Days following the receipt of such receipt(s), reimburse Buyer for such amount(s) (it being understood that if Seller fails to do so, Buyer may, in addition to any other remedy available hereunder, either retain such amount from the Indemnity Holdback Amount and/or offset such amount from the Contingent Payments).

2.6          Closing.

(a)          The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Goldfarb Seligman & Co., in Tel-Aviv, Israel commencing at 10:00 a.m., local time, within no later than [***] Business Days following the satisfaction or written waiver of the last of the conditions of Closing set forth in Articles 6 and 7 hereof, or on such other date, time or location that the parties may mutually determine (the “Closing Date”) .

(b)          At the Closing, (i) Buyer will pay the Closing Payment (less the adjustments and deductions, if any) in accordance with Section 2.4(a)(i), (ii) Seller will assign and transfer to Buyer good and valid title in and to the Purchased Assets (free and clear of any Liens, other than the Permitted Liens) by delivery of bills of sale and other transfer documents in the form as required under applicable law, or reasonably required by Buyer, duly executed by Seller and evidencing the sale and transfer of the Purchased Assets to Buyer and (iii) the Buyer will deliver to the Seller an assignment and assumption agreement for the Assigned Contracts substantially in the form attached hereto as Schedule 2.6 (any such instruments or documents referred to in clauses (ii) and (iii) being collectively referred to herein as the “Collateral Agreements”).  All such Collateral Agreements shall be in a form suitable for filing with the relevant authority to record the transfer of ownership of such Purchased Assets to Buyer.

2.7          Further Assurances; Post-Closing Cooperation.

(a)          On the Closing Date, Seller shall, at no cost to Buyer, in the manner and form and to the locations reasonably specified by Buyer, deliver to Buyer, or place Buyer’s designee in possession of, all of the Purchased Assets.

(b)          At any time or from time to time after the Closing, at Buyer’s reasonable request without further consideration, Seller shall execute and deliver to Buyer such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Buyer may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to Buyer, and to confirm Buyer’s title to, all of the Purchased Assets, and, to the full extent permitted by law, to put Buyer in actual possession and operating control of the Purchased Assets and to assist Buyer in exercising all rights with respect thereto, and otherwise to cause Seller to fulfill its obligations under this Agreement and the Collateral Agreements.

(c)          Effective on the Closing Date, Seller hereby constitutes and appoints Buyer the true and lawful attorneys of Seller, with full power of substitution, in the name of Seller, but on behalf of and for the benefit of Buyer:  (i) to demand and receive from time to time any and all the Purchased Assets and to make endorsements and give receipts and releases for and in respect of the same and any part thereof; (ii) to institute, prosecute, compromise and settle any and all Legal Proceedings that Buyer may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the Purchased Assets; (iii) to defend or compromise any or all Legal Proceedings in respect of any of the Purchased Assets; and (iv) to do all such acts and things in relation to the matters set forth in the preceding clauses (i) through (iii) as Buyer shall deem reasonably desirable.  Seller hereby acknowledges that the appointment hereby made and the powers hereby granted are coupled with an interest and are not and shall not be revocable by it in any manner or for any reason.  If requested, Seller shall deliver to Buyer an acknowledged power of attorney to the foregoing effect executed by Seller.

(d)          Following the Closing, Seller will afford the Buyer, their counsel and their accountants, during normal business hours, reasonable access to the books, records and other data in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by Buyer in connection with (i) the preparation of tax returns relating to the Business, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental Entity, or (iv) in connection with any actual or threatened Legal Proceeding by or against a third party.

(e)          To the extent that Buyer cannot be granted possession in respect of any Purchased Asset as of the Closing Date, such Purchased Assets shall be held by Seller for and on behalf of Buyer until such time as Buyer is granted possession thereof and during such period Seller shall bear all risk of loss with respect to such Purchased Assets.

(f)          Unless specifically authorized in writing by Buyer, Seller shall not retain or use any copy of any Transferred Technology or any other Purchased Asset that is capable of being copied, including any Software or materials associated with the Business constituting Transferred Technology.

2.8          Preservation of the Purchased Assets.  Seller hereby agrees to use its best efforts to preserve the value and integrity of the Purchased Assets prior to the transfer of such assets to Buyer pursuant to this Agreement.

2.9          Third-Party Consents.  Without derogating from the conditions to Closing set forth in Article 6, to the extent that any Purchased Asset (including Assigned Contract) is not assignable without the consent of another Person, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof.  Seller shall use its best efforts (at its own expense) to obtain the consent of such other Person to the assignment of any such Purchased Asset to Buyer in all cases in which such consent is or may be required for such assignment.  If any such consent shall not be obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide for Buyer the benefits intended to be assigned to Buyer under the relevant Purchased Asset, including enforcement for the account of Buyer of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as specifically disclosed in the disclosure schedule attached hereto (the “Disclosure Schedule”) (referencing the appropriate section and paragraph numbers; [***]), Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date as follows:

3.1          Organization and Qualification.

(a)          Seller is a private company duly incorporated and validly existing under the laws of Israel.  Seller has all necessary corporate powers to own, lease or otherwise use its properties and to carry on its business as now used and operated, and is duly qualified to transact business in all jurisdictions in which the nature of its business or of its properties makes such qualification necessary.

(b)          Seller has no Subsidiaries. Seller does not own, and has not owned (in the years during which the Seller was engaged, in any manner, in the Business), directly or indirectly, any capital stock or shares, partnership interest, joint venture interest, or any other security or voting, equity, or ownership interest (whether controlling or not) in any Person and is not obligated to make any future investment in, or capital contribution to, any Person.

(c)          The outstanding share capital of the Seller is, and on the Closing Date shall be, as reflected in Section 3.1(c) of the Disclosure Schedule. All of the issued and outstanding share capital of the Seller, on an actual basis and on an as-converted and as-exercised basis, taking into consideration any and all convertible or exchangeable securities and other interests in Seller, is, and on the Closing Date shall be, owned of record by the Persons as set forth in Section 3.1(c) of the Disclosure Schedule.

(d)          Section 3.1(d) of the Disclosure Schedule sets forth a true, correct and complete list of the name of the holder of each stock option outstanding as of the date of this Agreement, the number of Seller shares covered by such stock option, the date of grant, the type of option (i.e., tax-qualified incentive stock option or nonqualified stock option, or under Section 102 or Section 3(i) of the ITO and with respect to options granted under Section 102 whether it was decided to treat such option under the capital gain route or ordinary income route), whether such option permits early exercise, the exercise price per share of such option, the vesting schedule (including any accelerated vesting provisions) and vested status of such option as of the date of this Agreement, and the applicable expiration date.  Each grant of stock options was duly authorized by all necessary corporate action.  All stock options have been granted in compliance with applicable laws and Seller’s Equity Plans, a true and complete copy thereof was made available to Buyer.  All stock options which Seller has purported to grant pursuant to the “capital gains route” of Section 102(b) of the ITO (“Section 102(b)”) have been granted and maintained in compliance in all respects with the applicable requirements of Section 102(b), and the requirements of any rules or ITA policies relating to Section 102(b), including (i) the filing of applicable documents, applications and notices with the ITA, (ii) the appointment of an authorized trustee to hold such stock options pursuant to Section 102(b), and (iii) the timely deposit of such stock options with such trustee.

3.2          Authority.

(a)          Seller has all requisite corporate power and authority to enter into this Agreement and each of the other agreements (including Collateral Agreements) contemplated herein to which it is a party and to consummate the transactions contemplated hereby and thereby.  The Required Corporate Consents are the only corporate approvals required pursuant to the provisions of the Seller Charter Documents and applicable law in order to approve, execute and perform this Agreement and the Collateral Agreements and the consummation of the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and each of the other agreements (including Collateral Agreements) contemplated herein to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller.  This Agreement and each of the other agreements (including Collateral Agreements) contemplated herein to which it is a party have been duly executed and delivered by Seller, and constitute the valid and binding obligation of Seller, enforceable in accordance with their terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies.

(b)          The execution and delivery of this Agreement and each of the other agreements (including Collateral Agreements) contemplated herein to which Seller is a party do not or will not, and the consummation of the transactions contemplated hereby and thereby will not, (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under any provision of the Seller Charter Documents, (b) result in the creation of any Lien on any of the Purchased Assets, (c) give rise to a right of termination, cancellation or acceleration of any obligation under any  agreement or instrument, permit, franchise, license, judgment or order applicable to Seller or its properties or assets or (d) conflict with or violate any terms, conditions, or provisions of, or constitute a default under, any Contract, legal requirement or order that is applicable to Seller or by which the Purchased Assets are bound or affected.

3.3          Consents.  Except for the Required Corporate Consents which have been duly obtained on or prior to the date hereof, no consent, waiver, approval, order or authorization of, or registration, notice, declaration or filing with, any Governmental Entity or any third party is required by or with respect to Seller in connection with the execution and delivery of this Agreement or each of the other agreements (including Collateral Agreements) contemplated herein to which Seller is a party by Seller or the consummation by Seller of the transactions contemplated hereby or thereby. No holder of Seller shares or stock options or option equivalents has any basis for a claim against Buyer arising out of this Agreement or in connection with the transactions contemplated hereunder and Seller does not have Knowledge of any facts that could give rise to such a claim.

3.4          Financial Statements.

(a)          Section 3.4 of the Disclosure Schedule contains Seller’s (i) audited balance sheets as of December 31, 2019 and 2020 (the “Last Balance Sheet Date”), and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the years then ended (the “Year-End Financials”), and (ii) unaudited balance sheet as of [***], and the related statements of operations and cash flows for the period then ended (“Interim Financials,” and together with the Year-End Financials, the “Financials”), which Year-End Financials have been audited by BDO Israel, the Seller’s independent auditors.

(b)          The Financials are true and correct in all material respects and have been prepared in accordance with IFRS consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except that [***]).  [***].

3.5          Business Changes.  Since the Last Balance Sheet Date, Seller has conducted its operation of the Business only in the ordinary and usual course of business and consistent with past practices and, without limiting the generality of the foregoing:

(a)          Seller has not mortgaged, pledged, or otherwise encumbered any of the Purchased Assets (other than with respect to Permitted Liens).

(b)          Seller has not sold, assigned, licensed, leased, transferred or conveyed, or committed itself to sell, assign, license, lease, transfer or convey, any of the Purchased Assets.

(c)          Seller has not granted any third party any right to manufacture, reproduce, distribute, market or exploit the Purchased Assets, or any adaptations, translations, or derivative works based on the Purchased Assets, or any portion thereof. No third party has been granted any right to manufacture, reproduce, distribute, market or exploit any works or materials of which any of the Purchased Assets is a derivative work.

(d)          There has been no destruction of, damage to or loss of any of the Purchased Assets (except for ordinary wear and tear).

(e)          There has been no notice of any claim or potential claim of ownership by any Person other than Seller of Seller Intellectual Property or of infringement by the Business of any other Person’s Intellectual Property Rights.

(f)          There has been no Legal Proceeding pending or, to Seller’s Knowledge, threatened against Seller.

(g)          There has been no debt obligation for borrowed money that could now or hereafter give rise to a claim against the Purchased Assets.

(h)          There has been no event or condition of any character that has had or is reasonably likely to have a material impact on the Products or the Purchased Assets.

(i)          There has not occurred any material change to the Seller’s policies, principles, methods or procedures with respect to the maintenance of its working capital, including with respect to payment to suppliers and other accounts payable.

(j)          There has been no negotiation or agreement by Seller or any employees of Seller to do any of the things described in the preceding clauses (a) through (i) (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement).

3.6          Bankruptcy and Insolvency.  No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors or petition seeking reorganization or arrangement or other action under federal or state bankruptcy laws is pending on behalf of or against Seller. Seller is not now insolvent or bankrupt and will not be rendered insolvent or bankrupt by the transactions contemplated hereunder. The consummation of the transactions contemplated hereunder will not constitute a fraudulent transfer by Seller under applicable bankruptcy and other similar laws relating to bankruptcy and insolvency.

3.7          Restrictions on Business Activities.  There is no agreement (noncompete, exclusivity, best pricing, “most favored customer” or otherwise), commitment, judgment, injunction, order or decree to which Seller is a party relating to the Business or otherwise binding upon the Business which has or may have the effect of prohibiting or impairing any business practice of the Business, any acquisition of property (tangible or intangible) by the Business or the conduct of the Business.  Seller has not entered into any agreement under which the operation of the Business are restricted from selling, licensing or otherwise distributing any of the Products, Transferred Technology, Seller Intellectual Property or any other assets of the Business to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

                 3.8         Title to Purchased Assets.  Seller has good and marketable title to all of the Purchased Assets free and clear of any Liens (other than the Permitted Liens). After the Closing, Buyer shall be able to use the Purchased Assets and exercise, and enjoy the benefits of, the Purchased Assets in substantially the same manner as Seller prior to the Closing without violating the rights of any third party. The Purchased Assets comprise all of the tangible and intangible assets, properties and rights of every type and description owned by Seller or which Seller has a right to use that are used or useful in, held for use in the operation of the Business by Seller as of the Closing.

3.9          Customers and Sales.  Other than Buyer, Seller has no, and, in the past [***] years, did not have, any customers.

3.10        No Default; Assigned Contracts.

(a)          Each of the Assigned Contracts, is a legal, binding and enforceable obligation by or against Seller, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

(b)          Seller has performed, or is now performing, the obligations of, and Seller is not in material default (or would, by the lapse of time and/or the giving of notice, be in material default) in respect of, any Assigned Contract or the other Purchased Assets.  No third party has delivered written notice to Seller of any claim, dispute or controversy with respect to any of the Assigned Contracts, nor has Seller received written notice or warning of alleged nonperformance, delay in delivery or other noncompliance by Seller with respect to its obligations under any of those contracts, nor to Seller’s Knowledge are there any facts which exists indicating that any of those contracts may be totally or partially terminated or suspended by the other parties thereto. To Seller’s Knowledge, no party to any Assigned Contract is in default thereunder or has breached any term or provision thereof.

(c)          To the extent they exist, fully executed versions of all Assigned Contracts, including any and all amendments, changes and additions thereto or written understandings in connection therewith have been provided to Buyer. Any material terms under any Assigned Contract which are oral or otherwise not documented are summarized in Section 3.10(c) of the Disclosure Schedule.

3.11        Intellectual Property.

(a)          Seller has full title and ownership of, or is duly licensed under or otherwise authorized to use, all of the Seller Intellectual Property, free and clear of any Liens.  Seller has not transferred ownership of, or agreed to transfer ownership of, or granted any exclusive licenses to, or agreed to grant any exclusive licenses to any Seller Intellectual Property to any third party except for the SDM Agreements.  No third party has any ownership right, title, interest, claim in or other Lien on any of the Seller Intellectual Property.

(b)          Schedule 3.11(b) of the Disclosure Schedule lists all Registered Intellectual Property Rights, and the jurisdictions in which such have been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; and all actions that are required to be taken by Seller within [***] days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to Governmental Entity office actions , documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing such Registered Intellectual Property Rights.  Each item of the Registered Intellectual Property Rights is, to the Knowledge of Seller, valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property Rights have been paid and all documents, recordations and certificates in connection with such Registered Intellectual Property Rights currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in Israel, the United States, the European Union and/or other jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Registered Intellectual Property Rights and recording Seller’s ownership interests therein.

(c)          None of the Seller Intellectual Property was developed or derived from, in whole or in part, funding or resources provided by, or are subject to restriction, constraint, control, supervision or limitation imposed by any Governmental Entity or regulatory authority. No Governmental Entity has awarded any participation or provided any support to Seller. No Governmental Entity is or may become entitled to receive any royalties or other payments from Seller and no consent of, or notice to, any Governmental Entity or other Person is required to be obtained or delivered, as the case may be, in connection with the consummation of the transactions contemplated by this Agreement in order to comply with any applicable law. Without derogating from the generality of the foregoing, (i) the Seller is not and will not be required to repay any of Governmental Grant and (ii) no Governmental Grant does or will cause any restriction or limitation (including payment of any royalties) or other Lien on the ability of the Seller and/or the Buyer to use, license, manufacture, develop, and/or sell the Seller Intellectual Property (whether outside Israel or otherwise).

(d)          At no time during the conception of or reduction to practice of any of the Seller Intellectual Property was any developer, inventor or other contributor to such Seller Intellectual Property operating under any grants from any private source, performing research sponsored by any private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that would adversely affect, restrict or in any manner encumber Seller’s rights in such Seller Intellectual Property.

(e)          Seller has secured from all consultants, advisors, employees and independent contractors who contributed to or participated in any manner in the conception, reduction to practice, creation or development of any Seller Intellectual Property (each an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ Intellectual Property Rights in such contribution and has obtained a valid waiver of all applicable rights that cannot be so assigned by applicable law. Each Author was engaged by Seller at the time of such contribution or participation.  No Author has retained or will retain any rights, licenses, claims or interest whatsoever, including to moral rights, inventor's rights or rights to royalties, fees or other compensation with respect to any Intellectual Property Rights developed by the Author for Seller. Without limiting the foregoing, Seller has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property Rights assignments from all current and former Authors.  Seller has provided to Buyer copies of each proprietary information and invention disclosure and Intellectual Property assignment executed by each Author.

(f)          [***] no current or former employee, consultant, advisor or independent contractor of Seller: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, Seller or using trade secrets or proprietary information of others without permission in connection with such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, Seller; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for Seller that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.  Neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract of the type described in clause (i) of the foregoing sentence.

(g)          Seller has taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Business as well as confidential or non-public information provided by any third party (including, without limitation, trade secrets) to Seller with respect to the Business under a written obligation of confidentiality (“Confidential Information”).  All current and former employees and contractors of Seller and any third party having access to Confidential Information have executed and delivered to Seller a written legally binding agreement regarding the protection of such Confidential Information.  Seller takes reasonable security measures consistent with industry practices of companies of similar size, offering and services. [***] Seller has not experienced any breach of security or otherwise unauthorized access to the Confidential Information, including Personal Data in Seller’s possession, custody or control.

(h)          [***], the Intellectual Property Rights of any third party. Seller has not been sued in any action, suit or proceeding or received any communications (including any third party reports by users) alleging that Seller has infringed, misappropriated, or violated or, by conducting the Business, would infringe, misappropriate, or violate any Intellectual Property Rights of any other Person or entity.  No Seller Intellectual Property or Product is currently subject to any proceeding, order, judgment or settlement agreement, that restricts in any manner the use, transfer, or licensing thereof by Seller, or which may affect the validity, use or enforceability of any such Seller Intellectual Property or Product.

(i)          Seller has not granted, nor is Seller bound by, or a party to, any options, licenses or Contracts of any kind relating to any Seller Intellectual Property outside of normal nonexclusive licenses to use the Products in the ordinary course (which nonexclusive licenses are listed in Schedule 3.11(i) of the Disclosure Schedule). Seller is not nor may Seller be obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Product or Seller Intellectual Property.

(j)          With respect to each Contract governing any Seller Intellectual Property (each, a “Seller Intellectual Property Agreement”):

(i)          Following Closing, Buyer will be permitted to exercise all of Seller’s rights under the Seller Intellectual Property Agreements to the same extent the Seller would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller would otherwise be required to pay;

(ii)          There are no unresolved disputes regarding the scope of any Seller Intellectual Property Agreements, or performance under any Seller Intellectual Property Agreements including with respect to any payments to be made or received by Seller thereunder;

(iii)          No Seller Intellectual Property Agreement requires Seller to include any Intellectual Property Rights of a third party in any Product or obtain any Person’s approval of any Product at any stage of development, licensing, distribution or sale of that Product;

(iv)          Except for the SDM Agreements, none of the Seller Intellectual Property Agreements grants any third party exclusive rights to or under any Seller Intellectual Property;

(v)          None of the Seller Intellectual Property Agreements grants any third party the right to sublicense any Seller Intellectual Property;

(vi)          Seller has obtained valid, written licenses to all Intellectual Property Rights of third parties, that are incorporated into, integrated or bundled with any of the Seller Intellectual Property or Products or otherwise offered or made available by Seller, and such licenses are listed in Section 3.11(j)(vi) of the Disclosure Schedule (except that Section 3.11(j)(vi) of the Disclosure Schedule will not include license agreements for standard “off-the-shelf” Intellectual Property Rights of third parties that are generally available on standard terms and do not cost more than $[***] per year);

(vii)          No third party that has licensed Intellectual Property Rights to Seller has ownership or license rights to improvements or derivative works made by Seller or on its behalf in the Intellectual Property of a third party that has been licensed to Seller; and

(viii)          Neither this Agreement nor the transactions contemplated by this Agreement, or the assignment to Buyer of any of the Assigned Contracts, will result in: (a) Buyer or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to Buyer or any of its Affiliates, (b) Buyer or any of its Affiliates being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, or (c) Buyer being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them in the absence of this Agreement or the transactions contemplated hereby.

(k)          Except for the SDM Agreements, Seller has not disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Source Code, other than disclosures to employees involved in the development of the Products. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by Seller of any Source Code, other than disclosures to employees involved in the development of the Products.  Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in a release from escrow or other delivery to a third party of any Source Code (except to Buyer under the SDM Agreements). “Source Code” shall mean fully documented human-readable computer software and code in form other than object code form, including programmer’s notes and materials and documentation, sufficient to allow a reasonable skilled programmer to understand the design, logic, structure, functionality, operation and features and to use, operate, maintain, modify, support and diagnose errors related to the Purchased Assets.

(l)           Section 3.11(l) of the Disclosure Schedule identifies all Open Source Materials used in any of the Products or in the conduct of the Business, describes the manner in which such Open Source Materials were used (such description shall include whether the Open Source Materials were modified and/or distributed) and identifies the licenses under which such Open Source Materials were used. Seller is materially in compliance with the terms and conditions of all licenses for the Open Source Materials.  Seller has not: (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Seller Intellectual Property or Products; (ii) distributed Open Source Materials; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations with respect to any Seller Intellectual Property or grant, or purport to grant, to any third party, any rights or immunities under any Seller Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that any Seller Intellectual Property incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in Source Code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(m)          Seller has established privacy policies with respect to the Personal Data which are in conformance with reputable industry practice and, in all material respects, all applicable laws, including the Israeli Protection of Privacy Law, 1981. Seller is in material compliance with such privacy policies, with any contractual obligations relating to privacy, data protection, and the collection and use of the Personal Data and with all applicable laws and standards relating to privacy or data protection, including to the use, collection, storage, disclosure and transfer of any Personal Data.  The execution, delivery and performance of this Agreement, will comply with all such applicable Laws and regulations relating to privacy and with Seller’s privacy policies.  Seller has not received any oral or written complaint regarding Seller’s collection, use or disclosure of Personal Data.

(n)          Section 3.11(n) of the Disclosure Schedule identifies each distinct electronic or other database containing (in whole or in part) Personal Data currently maintained by or for Seller at any time with respect to the Purchased Assets (the “Databases”). [***]

(o)          The Purchased Assets constitute or include all of the Technology and Intellectual Property Rights and other assets that constitute or are necessary to the manufacture, sale, use, operation of the Products as is currently being used or contemplated to be used by Seller.

(p)          None of the Products, Transferred Technology, Seller Intellectual Property, or actions of Seller associated with the Products, Transferred Technology or Seller Intellectual Property, constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any applicable law, rule or regulation in any material respect.

(q)          [***].

3.12        Litigation.  There is no Legal Proceeding of any nature pending or, to the Knowledge of Seller, threatened against Seller, which relates to the Business, the Products, the Purchased Assets or the transactions contemplated hereunder, nor is there any reasonable basis therefor. No judgment, decree or order of any Governmental Entity or any arbitrator has been issued against Seller which could have an adverse effect on any of the Purchased Assets.

3.13        Brokers or Finders.  Seller has not dealt with any financial advisor, broker or finder in connection with the transactions contemplated by this Agreement.  Seller has not incurred, and shall not incur, directly or indirectly, any liability for any financial advisory, brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.14        Taxes.  Seller and its subsidiaries have prepared and timely filed all tax returns required to be filed and have timely paid all Taxes due that relate to the Purchased Assets and the Business.  Seller has accurately and completely filed with the appropriate state, local and foreign governmental agencies all tax returns and reports required to be filed with respect to sales, use, or payroll Taxes (subject to permitted extensions applicable to such filings), and has paid or accrued in full all such Taxes.  Seller is not a party to any pending Legal Proceedings, nor, to the Knowledge of the Seller are any such Legal Proceedings threatened by any governmental authority for the assessment or collection of Taxes.  No liability for sales, use or payroll Taxes has been incurred.  There are no Tax rulings, agreements and arrangements (whether by written agreement or not) applied for, issued to or agreed by the Seller, any of its subsidiaries, or any Affiliate of any of the foregoing relating to Taxes in connection with the Seller and/or the Business. The Seller (a) is not party to any Tax sharing, indemnification or allocation agreement, nor does the Seller owe any amount under any such agreement, (b) does not have any liability for the Taxes of any Person (other than Seller) as a transferee or successor, by agreement, by operation of law or otherwise and (c) is not party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes. The Seller has not been and is not subject to any restrictions or limitations pursuant to Part E2 of the ITO.

3.15        Power of Attorney.  There are no outstanding powers of attorney executed on behalf of Seller in respect of the Business, the Products or the Purchased Assets.

3.16        Affiliated Transactions.  [***]no Related Party has, and no Related Party has at any time had, any direct or indirect interest in any material asset used in or otherwise relating to the Business. [***] no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Business. [***] no Related Party has any claim or right against Seller with respect to the Business or the Purchased Assets (other than rights under share options and rights to receive compensation for services performed as an employee).

                3.17        Compliance with Laws; Permits.

(a)          Seller has complied in all material respects with, is not in material violation of, and has not received any written notices of violation with respect to, any applicable foreign, federal, state or local statute, law or regulation with respect to the conduct or operation of the Business.

(b)          Without derogating from the generality of the foregoing, Seller has been, and is, in compliance, in all material respects, with all applicable Environmental Laws, which compliance includes the possession by Seller of all permits and other authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.  Seller has not received any notice or other communication (in writing or otherwise), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that Seller is not in compliance with any Environmental Law, and, to the knowledge of Seller, there are no circumstances that may prevent or interfere with Seller's compliance with any Environmental Law in the future.  For purposes of this Section 2.16: (A) "Environmental Law" means any applicable law or order relating to: (i) the protection of the environment or any natural resource; (ii) the presence, release, discharge, handling, transportation, storage, remediation or disposal of Materials of Environmental Concern; (iii) the ownership, occupation, management, transfer or sale of contaminated sites; (iv) the exposure of workers to Materials of Environmental Concern in the workplace, and worker right-to-know legislation pertaining thereto; and (v) the manufacture, distribution, labeling, import, export or sale of products or product ingredients by virtue of their composition or any other physical properties; and (B) "Materials of Environmental Concern" includes any substance, emission or thing, howsoever occurring, which has, or may have, an adverse effect on the environment, any ecological system or natural resource, the use or enjoyment of property, or human health or safety, and includes any "contaminant" or "pollutant" or any type of "waste", in each case which is regulated by any applicable law or order.

(c)          There are no permits, licenses, governmental approvals, clearances, consents or other authorizations (including export approvals) that are required with respect to the ownership of the Purchased Assets as they are currently used or with respect to the operation of the Business as currently conducted and as currently proposed to be conducted. Without derogating from the generality of the foregoing, Seller does not use, develop, or engage in, encryption technology, technology with military applications, or other technology whose development, commercialization or export is restricted under applicable law, and none of the Products require Seller to obtain a license from, any Governmental Entity, including pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption), 1974, as amended, the Control of Products and Services Order (Export of Warfare Equipment and Defense Information), 1991, as amended, the Control of Products and Services Order (Use of Encryption ), 1998, as amended, the Import and Export Order (Control of Dual-Purpose Goods, Services and Technology Exports), 2006, the Defense Export Control Order (Combat Equipment) 2008, the Defense Export Control Law 2007, as amended, and the Israeli Ministry of Economy List of Source Items and Dual Use Items, to the extent applicable.

3.18        Product Warranties.  Each Product manufactured, sold, leased, licensed or delivered by Seller has been manufactured, sold, leased or delivered, as applicable, in conformity with all applicable contractual commitments and all express and implied warranties, and Seller has no liability (and, to Seller’s Knowledge, there is no basis for any present or future Legal Proceedings against any of them giving rise to any liability) for replacement or repair thereof or other damages in connection therewith. No Product manufactured, sold, leased, or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease or beyond that imposed by applicable law. Section 3.18 of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for Seller.

3.19        Employee Matters; Benefits.

(a)          The name, position and location of all current officers, employees, advisers and consultants (for the sake of clarity, including independent contractors) of Seller (each, an “Employee”) are disclosed in Section 3.19(a) of the Disclosure Schedule along with, for each Employee and, to the extent applicable, each independent contractor: (i) his or her date of hire, (ii) whether is classified as employee or adviser/consultant, (iii) age, (iv) salary, (v) estimated or target annual or monthly incentive compensation of each such person (if any), (vi) monthly vacation, vacation entitlement and accrual, (vii) sick leave entitlement and accrual, (viii) insurance compensation, (ix) recuperation entitlement and accrual and other paid time-off allowance, (x) overtime classification (e.g., exempt or non-exempt), (xi) prior notice entitlement, (xii) any other compensation or benefit payable, maintained or contributed to or with respect to which any liability is borne by Seller (whether now or in the future) to each of the Employees, including to the following entitlements: bonus (including type of bonus and amounts received or eligible to receive in 2020 and 2021), deferred compensation, commissions (including amounts received or eligible to receive in 2020 and 2021), overtime payment, travel entitlement (e.g. travel pay, car, leased car arrangement and car maintenance payments), pension arrangement and/or any other provident fund  (including managers' insurance, pension fund and education fund), their respective contribution rates (by percentage) and the salary basis for such contributions (including whether the contributions towards education fund are subject tax-exempt ceiling set by the applicable law for tax purposes), whether such Employee is subject to a so-called “Section 14 arrangement” (and, to the extent such employee is subject to such arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of his employment and on the basis of his entire salary), last compensation increase to date including the amount thereof, and whether the employee is on leave (and if so, the category of leave, the date on which such leave commenced and the date of expected return to work).

(b)          No Employee has been dismissed in the [***] period ending on the date hereof.

(c)          True and complete copies of the employment agreements of each of the Employees have been provided to Buyer.

(d)          Subject to the provisions of any applicable law and except as set forth in Section 3.19(a) of the Disclosure Schedule, there are no agreements, arrangements or customs (whether legally enforceable or not, and whether written or oral) for the payment of any pensions, allowances, lump sums, or other like benefits on retirement or on death or termination or during periods of sickness or disablement for the benefit of any Employee or for the benefit of the dependents of any such individual in operation at the date hereof.

(e)          Section 3.19(e) of the Disclosure Schedule sets forth a complete and accurate list of all currently outstanding rights to acquire equity of Seller currently held by Employees, indicating the number of shares covered, the name and title of the holder, the vesting schedule and exercise prices therefor.

(f)          Except as contemplated hereby, neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other transactions contemplated by this Agreement, will result in any payment (including any bonus, golden parachute or severance payment) to any Employee (whether or not under any benefit plan), or increase the benefits payable under any benefit plan, or result in any acceleration of the time of payment or vesting of any such benefits, except as provided therein.

(g)          Seller has not entered into or is a party to, either directly or by operation of Law, any collective bargaining agreement, letters of understanding, letters of intent or other written communication with any trade union or association or organization that may qualify as a trade union or association, contingent or otherwise, which would cover any Employee. The Employees are not subject to any collective bargaining agreements or letters of understanding, letters of intent or other written communication with any trade union or association or organization that may qualify as a trade union or association, contingent or otherwise, and are not, in their capacities as Employees, represented by any trade union or association or organization that may qualify as a trade union or association.

(h)          Seller has been, and is, in all material respects, in compliance with all applicable laws and Contracts relating to employment, including employment practices, wages, bonuses and terms and conditions of employment, employee compensation and employee health and safety matters with respect to the Employees.

(i)          To the Knowledge of Seller, there are no organizational efforts currently being made, threatened by or on behalf of, any trade union or association or organization that may qualify as a trade union or association with respect to the Employees.  Seller has not experienced a work stoppage, strike, lock out or other labor disturbance within the past five years and there is no work stoppage, strike, lock-out or other labor disturbance currently occurring or threatened. To the Knowledge of Seller, the consummation of any of the transactions contemplated hereby will not adversely affect the hiring of any Employee as an employee of Buyer.  None of the Employees has notified Seller of any intention to terminate his or her employment with Seller. To the Knowledge of Seller, no Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person other than the Seller) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of Seller or Buyer ; or (B) the Business or the Buyer’s business.

(j)          Section 3.19(j) of the Disclosure Schedule identifies each deferred compensation, bonus, incentive or other compensation, share option or purchase, severance, termination pay, hospitalization or other medical benefit, life or other insurance, vision, dental, drug, sick leave, disability, salary continuation, vacation, supplemental unemployment benefits, profit sharing, mortgage assistance, pension or supplemental pension, retirement compensation, group registered retirement savings, deferred profit sharing, employee profit sharing, savings, retirement or supplemental retirement, and any other plan, program or arrangement, whether funded or unfunded, formal or informal, written or unwritten, that is maintained or contributed to, by Seller, or to which Seller is a party, or bound by, or under which Seller has any liability for the benefit of the Employees and their respective beneficiaries or dependents, other than Statutory Plans, if any (collectively, the “Employee Plans”).

(k)          A true, accurate and complete copy of each written Employee Plan (as amended to date) and a written summary of all material terms of each unwritten Employee Plan have been provided to the Buyer together with true, accurate and complete copies of all material documents relating to each Employee Plan.

(l)          All obligations of Seller due prior to Closing under the Employee Plans and statutory benefit plans applicable to the Employees (the “Statutory Plans”) (whether pursuant to the terms thereof or any applicable law) have been satisfied, and there are no outstanding defaults or violations thereunder by Seller. Seller has no Knowledge of any default or violation by any other Person in respect of the Employee Plans and the Statutory Plans.  Without limiting the generality of the foregoing, all employer and employee payments, contributions and premiums required to be remitted or paid to or in respect of the Employee Plans and the Statutory Plans have been timely remitted or paid, or in respect of the Employee Plans and the Statutory Plans in accordance with the terms thereof and all applicable legal requirements, and no Taxes, non-Tax related interest, penalties or fees are owing or eligible under any of the Employee Plans or the Statutory Plans.

(m)          There are no improvements, increases or changes promised in writing to the benefits provided under the Employee Plans and none of the Employee Plans provide for benefit increases or the acceleration of funding obligations that are contingent on, or will be triggered by, the entering into of this Agreement or the completion of the transactions contemplated hereby.

(n)          No written notice has been received by Seller of any complaint filed by any of the Employees against Seller instituting a proceeding or claiming that Seller has violated employment laws or of any complaints or proceedings of any kind involving Seller or, to the Knowledge of Seller, any of the Employees before any labor relations board.

(o)          Seller does not employ any employees or consultants who are not Israeli Employees. Solely with respect to officers, employees, advisers and consultants of the Seller located in Israel (the “Israeli Employees”): (i)  all obligations of the Seller to provide statutory severance pay to all Israeli Employees pursuant to the Israeli Severance Pay Law, 1963 are fully funded; (ii) no Israeli Employee's engagement with Seller requires any permit that has not been obtained or is not currently in effect; (iii) there are no unwritten policies, practices or customs of Seller that, by extension, could reasonably be expected to entitle any Israeli Employee to benefits in addition to what such Israeli Employee is entitled under applicable law or under the terms of such Israeli Employee's employment agreement, service agreement or consulting agreement (including unwritten customs or practices concerning bonuses, the payment of statutory severance pay when it is not required under applicable legal requirements); (iv) all amounts that Seller is legally or contractually required either (A) to deduct from Israeli Employees' salaries or to transfer to such Israeli Employees' pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds, or (B) to withhold from Israeli Employees' salaries and benefits and to pay to any governmental and regulatory authority as required by Israeli tax laws and the Israeli national insurance and health insurance laws or otherwise, have, in each case, been duly deducted or accrued for, transferred, withheld and paid (other than withholdings that are not yet due and payable); and (v) Seller is in compliance in all material respects with all applicable Law and contracts relating to employment, employment practices, wages, bonuses, pension benefits and other compensation matters and terms and conditions of employment related to Israeli Employees, including the Prior Notice for Termination and Resignation Law, 2001, the Notice to Employee (Terms of Employment) Law, 2002, the Prevention of Sexual Harassment Law, 1998, the Hours of Work and Rest Law, 1951, the Annual Leave Law, 1951, the Salary Protection Law, 1958, and the Employment by Human Resource Contractors Law, 1996 and the Law of Increased Enforcement of Labor Laws, 2011.  Except for extension orders (tzavei harchava) applying to all employees in the State of Israel and except for extension orders applying to all private sector employees, Seller is not subject to, and no employee of Seller benefits from, any extension order or collective agreement.  Seller has provided to Buyer (x) copies of all material agreements with Israeli human resource contractors, or with Israeli consultants, sub-contractors or freelancers; and (y) copies of material manuals and material written policies relating to the employment of Israeli Employees.  The obligations of Seller to provide statutory severance pay to its Israeli employees pursuant to the Israeli Severance Pay Law, 1963 and vacation pursuant to the Israeli Annual Leave Law, 1951 and any Contract or Employee Plan are fully funded or accrued on Seller’s financial statements, and all Israeli employees of Seller have been subject to the provisions of Section 14 of the Israeli Severance Pay Law, 1963 with respect to such statutory severance pay from the date of commencement of their employment with Seller.

(p)          Except as required by law, Buyer will not become liable for any past, present or future benefit under, or any other obligation under, or otherwise with respect to, any Employee Plan maintained by Seller (including any equity incentive plan) by virtue of the transactions contemplated hereby, either under the terms of any Employee Plan or by operation of any applicable legal requirement.

(q)          No facts exist which would give any person the right under any applicable legal requirement to assert a Lien upon any of the Purchased Assets to secure liabilities in connection with any Employee Plan.

3.20        Grants, Incentives and Subsidies.  Section 3.20 of the Disclosure Schedule sets forth all pending, outstanding and granted Governmental Grants and of all letters of approval, certificates of completion, and supplements and amendments thereto, granted or issued to Seller. Seller is in compliance in all material respects with the terms and conditions of all Governmental Grants which have been approved and the laws applicable thereto, and has duly fulfilled in all material respects all the undertakings required thereby. Seller has made available to Buyer all documents relating to the Governmental Grants prior to the date hereof.

3.21        Complete Copies of Materials.  Seller has delivered or made available true and complete copies of each document (or summaries of the same) that has been requested by Buyer or its counsel.

3.22        Bulk Transfer Laws.  Seller represents that there are no current or past creditors of Seller to whom any law, rule or regulation requires the delivery of notice or from whom any form of consent is required in conjunction with undertaking the transactions contemplated by this Agreement.

3.23        Representations Complete.  None of the representations or warranties made by Seller (as qualified by the Disclosure Schedule), nor any statement made in any Schedule or certificate furnished by Seller pursuant to this Agreement contains or will contain at the Closing, any untrue statement of a material fact, or omits or will omit at the Closing, to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date as follows:

4.1          Organization and Qualification.  Buyer is a company duly organized, validly existing under the laws of Israel. Buyer has all necessary corporate powers to own its properties and to carry on its business as now owned and operated, is duly qualified to transact business and is in good standing in all jurisdictions in which the nature of its businesses or of its properties make such qualification necessary.

4.2          Authority.  Buyer has all requisite corporate power and authority to enter into this Agreement and the related agreements to which it is a party contemplated herein, and, subject to satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the related agreements to which it is a party contemplated herein, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement and the related agreements to which Buyer is a party contemplated herein have been (or will be) duly executed and delivered by Buyer and constitute the valid and binding obligation of Buyer enforceable in accordance with their terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies.  Provided the conditions set forth in Article 7 are satisfied, the execution and delivery of this Agreement and the Collateral Agreements do not or will not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under (a) any provision of Buyer’s memorandum of association or articles of association, or (b) any material agreement or instrument, permit, license, judgment, order, statute, law, ordinance, rule or regulation applicable to Buyer or its properties or assets.

4.3          Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the related agreements contemplated herein by Buyer or the consummation by Buyer of the transactions contemplated hereby or thereby, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country.

4.4          Brokers or Finders.  Except for Stifel, Nicolaus & Company, Incorporated, (i) Buyer has not dealt with any financial advisor, broker or finder in connection with the transactions contemplated by this Agreement and (ii) Buyer has not incurred, and shall not incur, directly or indirectly, any liability for any financial advisory, brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.5          Experience. Without derogating from the representations and warranties of Seller set forth in Article 3 or in any other documents or certificate delivered pursuant hereto, (i) Buyer has received and reviewed a copy of this Agreement and the documents contemplated hereby and such other documents and information as it has deemed appropriate to make its own analysis and decision to enter into this Agreement and (ii) Buyer has such experience in business and financial matters to enable it to understand and evaluate this Agreement and form an investment decision with respect to the Business and the Purchased Assets.

ARTICLE 5

COVENANTS AND AGREEMENTS.

5.1          Access.  Between the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Closing Date (the “Pre-Closing Period”), Seller, subject to reasonable prior notice from Buyer to Seller, will (a) afford to Buyer and its representatives, at all reasonable times during normal business hours, reasonable access to Seller's personnel, professional advisors, properties, Contracts, books and records (including Business Books and Records), and other documents and data, (b) furnish Buyer and its representatives with copies of all such Contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and its representatives with such additional financial, operating, and other data and information relating to the Business as Buyer may reasonably request.

5.2          Operation of the Business of Seller.  Except (i) as otherwise expressly permitted by this Agreement, (ii) with the prior written consent of Buyer, or (iii) as required by law, during the Pre-Closing Period, Seller will:

(a)          conduct the Business in the ordinary course in a manner consistent with past practice;

(b)          use commercially reasonable efforts to preserve intact the current business organization of Seller relating to the Business and keep available the services of the current officers, employees and agents of Seller, and maintain the relations and goodwill with its customers, suppliers, landlords, employees, agents, and others having business relationship with Seller relating to the Business;

(c)          confer with Buyer concerning business or operational matters relating to the Business of a significant nature;

(d)          use commercially reasonable efforts to maintain all of the Purchased Assets in their current condition, ordinary wear and tear excepted;

(e)          maintain the Business Books and Records in the usual, regular and ordinary manner, on a basis consistent with prior years;

(f)          continue to fix any bugs and defects in the Products; and

(g)          report periodically to Buyer concerning the status and operation of the Business.

5.3          Conduct Prior to Closing.  Except (i) as otherwise expressly permitted by this Agreement, (ii) with the prior written consent of Buyer, or (iii) as required by law, or (iv) as detailed in Section 5.3 of the Disclosure Schedule, during the Pre-Closing Period, Seller will not:

(a)          settle any pending Legal Proceedings or obtain any releases of threatened Legal Proceedings involving or related to the Business;

(b)          commence or settle any litigation involving or related to the Business;

(c)          take any action, or fail to take any action, which would result in any of the representations and warranties set forth in Article 3 not being true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date;

(d)           (1) increase the compensation or benefits payable or to become payable to any Employee, or (2) establish, adopt, enter into, amend in any material respect or terminate any Employee Plan; provided, however, that the Seller may take any such action to the extent required by the terms of an existing Contract or Employee Plan;

(e)          sell, assign, license, lease, transfer or convey the Purchased Assets or commit itself to sell, assign, license, lease, transfer or convey the Purchased Assets except in the ordinary course of business consistent with past practice;

(f)          suffer any Lien (other than the Permitted Liens) on, or damage or destruction or loss of, any Purchased Asset (except for ordinary wear and tear);

(g)          enter into, terminate or amend, any Contract with any customer, supplier, lease, reseller or distributor agreement relating to the Business, the Products or the Purchased Assets, except for the Terminated Contracts;

(h)          waive, cancel, compromise or release any rights or claims of material value, whether or not in the ordinary course of business;

(i)          take any action, or fail to take any action within its reasonable control, as a result of which any of the changes or events listed in Section 3.5 would occur; or

(j)          take, or agree in writing or otherwise to take, any of the actions described in Sections 5.3(a) through Section 5.3(i) hereof, or any other action that would prevent Seller from performing, or cause Seller not to perform, its covenants or obligations under this Agreement.

5.4          Confidentiality.

(a)          Each of the parties hereto hereby agrees that, until the Closing, the information obtained in any investigation pursuant to Section 5.1 hereof, or pursuant to the negotiation and execution of this Agreement (including the due diligence process conducted by Buyer) or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the confidentiality provisions of the SDM Agreements.

(b)          The Seller has confidential and proprietary information concerning the Business, the Purchased Assets and Assumed Liabilities (the “Business Confidential Information”). Subject to and effective as of the Closing, (i) Seller acknowledges that the confidentiality of such information is essential for the purpose of maintaining the value of the Business and the Purchased Assets, including after the Closing, and that the disclosure of such confidential information to others or the use of such information by others (or by the Seller) might cause substantial loss and harm to the Buyer and its Affiliates, and (ii) the Seller undertakes that, as from the Closing Date, it shall and shall cause its Affiliates, and use reasonable efforts to cause its representatives to treat in strict confidentiality such Business Confidential Information and not disclose or use all or any portion of such confidential information, other than: (i) as required by law or Governmental Entity, or (ii) where such confidential information becomes generally available in the public domain through no fault or breach of the Seller, or (iii) where such information may be obtained following the Closing from a third party who is not subject to obligations of confidentiality and who has the right to transfer or disclose such information; provided however that Seller may retain copies of such Business Confidential Information solely for accounting, legal compliance and litigation of claims (without derogating from Buyer’s ownership of the Purchased Assets).

(c)          Subject to applicable law, Buyer and any Affiliate thereof, shall be free to use for any purpose any information retained by any of Seller's employees as a result of their service as employees of Seller, whether tangible or in the minds of such employees, including any ideas, concepts, know-how or techniques.

5.5          Collateral Agreements.  The parties hereto shall enter into the Collateral Agreements as of the Closing.

5.6          Non-Competition and Non-Solicitation Agreements.   Seller shall enter, and Seller shall cause each of the Seller Key Shareholders and Key Employees, to enter, into Non-Competition Agreements in substantially the form attached hereto as Exhibit B.

5.7          No Negotiation.  During the Pre-Closing Period, Seller will not, nor will Seller cause or permit any of its Affiliates and representatives to, directly or indirectly, solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, or provide any nonpublic information to, any Person (other than Buyer and its Affiliates and representatives) relating to any transaction involving the sale of Seller or the offer or issuance by the Seller of any securities (other than pursuant to existing outstanding options under Seller’s Equity Plans), the Business or any portion of the Purchased Assets, including any merger, consolidation or other business combination with or involving Seller, or any acquisition of or subscription for any portion of the shares or equity interests or other securities of Seller (an “Acquisition Transaction”).  Seller covenants that from the date hereof through the Closing Date, Seller will not, directly or indirectly, enter into or authorize, or permit any Affiliate or representative to enter into, any negotiation, letter of intent, commitment, agreement, understanding, or agreement in principle with any third party for an Acquisition Transaction.  Seller covenants and agrees to inform Buyer in writing within [***] hours following the receipt by Seller, its Affiliates or representatives of any inquiry, proposal, offer or bid (including the terms thereof and the identity of the Person making such inquiry, proposal, offer or bid) in respect of any Acquisition Transaction.

5.8          Governmental Filings.

(a)          As promptly as practicable after the execution of this Agreement, each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by this Agreement, and (ii) shall use all reasonable efforts to obtain all consents and approvals (if any) required to be obtained (pursuant to any applicable law or Contract, or otherwise) by such party in connection with or to give full effect to transactions contemplated by this Agreement; provided, however, that (A) Seller and, to the extent applicable, the Seller’s Affiliates shall be responsible for making all filings with and obtaining all such consents and approvals from Governmental Entities pursuant to laws applicable to Seller and, to the extent applicable, the Seller’s Affiliates, respectively, or their respective businesses or properties, and for obtaining all such consents and approvals (if any) required to be obtained from parties to Assigned Contracts by which Seller or, to the extent applicable, its Affiliates, respectively, or their respective properties are bound; (B) Buyer shall be responsible for making all filings with and obtaining all such consents and approvals from Governmental Entities pursuant to laws applicable to Buyer or its business or properties; and (C) Buyer shall only be obligated to provide Seller with such assistance and information as is reasonably required from Buyer to make such filings or to obtain such consents and approvals.

(b)          Each party to this Agreement shall promptly deliver to the other parties a copy of each such filing made, each such notice given and each such consent obtained by such party during the Pre-Closing Period.  Each party shall promptly provide the other parties with copies of all filings made by the other party with any state, federal or foreign Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

(c)          Notwithstanding anything to the contrary hereunder, Buyer and its Affiliates shall not be obligated to consent to any divestitures, operational limitations or activities or other conditions in connection with obtaining said consents or approvals nor to make any out-of-pocket expenses in connection with obtaining any such consents or approvals.

5.9          Notification of Certain Matters.  Seller shall give prompt notice to Buyer of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate at or prior to the Closing and (ii) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect or be deemed to cure any breach of a representation, warranty, covenant, or agreement or to satisfy any condition to Closing.

5.10        Employment Matters.

(a)          On the date hereof, (i) each of the employees set forth on Schedule 5.10(a) (each a “Key Employee” and collectively, the “Key Employees”), shall have entered into the Employment Agreement as a new employee with Buyer or its designated Affiliate, effective as of the Closing Date, and (ii) Seller shall have terminated all employment agreements and other arrangements with each of the Key Employees, effective as of the Closing Date (or such other date agreed in writing by the parties hereto), and each such Key Employee shall execute and deliver to Seller the Waiver and Release Letter.

(b)          Prior to the Closing, (i) Buyer shall offer to the employees of Seller set forth on Schedule 5.10(b) (together with the Key Employees, the “Identified Employees”) employment as new employees of Buyer effective as of the Closing Date (or such other date agreed in writing by the parties hereto).  Such employment arrangements will (A) be in the standard employment agreement form that Buyer or Buyer’s designated Affiliate use, (B) [***], (C) be subject to and in compliance with Buyer’s standard human resources policies and procedures, and (D) supersede any prior employment agreements and other arrangements with such Identified Employee in effect prior to the Closing Date with Seller or any other party, and (ii) Seller shall use its reasonable efforts that each such Identified Employee shall execute and deliver to Seller (with a copy to Buyer) the Waiver and Release Letter.  Seller shall render reasonable assistance to encourage such Identified Employees to accept the Employment Agreement and sign the Waiver and Release Letter.

(c)          Each Identified Employee (including Key Employees) who executes the applicable employment agreement with Buyer or Buyer’s designated Affiliate and executes the Waiver and Release Letter shall be referred to herein as a “Re-hired Employee.” Not later than upon the Closing (or such other date agreed in writing by the parties hereto), Seller shall terminate all employment agreements and other arrangements with each of the Re-hired Employees, effective as of the Closing Date  (or such other date agreed in writing by the parties hereto), or if not permitted under applicable law, as soon as possible thereafter.

(d)          Seller shall be liable to and shall pay in the time required by law any and all payments owing to the Re-hired Employees according to any applicable law and/or Contract in connection with their employment with Seller and the termination thereof in accordance with the Waiver and Release Letter. Seller shall pay and release to all Re-hired Employees any and all applicable payments or rights, including salaries, prior notice, retention bonuses, redemption of unused vacation days, managers’ insurance policies, employer’s social security matching funds, workers’ compensation payments, release of education funds, release of pension funds, severance pay funds, and any other funds (including with respect to stock options or similar equity rights granted to such Re-hired Employee in Seller (“Employee Options”)) to which any of such Re-hired Employees is entitled through the Closing Date (by applicable law, custom or Contract), including any expenses and Taxes associated therewith, and pay to such Re-hired Employee the balance of  severance pay, if any and solely with respect to such Re-hired Employees, if any, which are not subject to Section 14 of the Severance Law, payable to him or her and provide compensation with respect to Employee Options in accordance with Section 5.13 hereof.

(e)          Notwithstanding any confidentiality, non-compete or intellectual property ownership obligations of any Re-Hired Employee to Seller, or any Affiliate thereof, all Re-hired Employees shall be permitted, as of the Closing Date, to engage in the Seller’s Business on behalf of Buyer and Buyer’s Affiliates.

(f)          Seller shall retain all obligations and liabilities (including any and all prior notice payments and other employment and severance benefits as is required by applicable law, custom or agreement, as well as liability with respect to employee stock options) related to the employment (and termination, if applicable) of any Seller employee that accrued before, during or after the Closing Date; provided, however, that any liability with respect to any Re-hired Employees relating to the agreements between Buyer or its Affiliates and such Re-hired Employees following the Closing Date shall be Buyer or its Affiliates.

(g)          [***].

5.11        Reasonable Efforts; Further Assurances; Cooperation.

(a)          Subject to the other provisions of this Agreement, the parties hereto shall each use their reasonable efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to satisfy all conditions to the obligations of the parties under this Agreement and to cause the transactions contemplated herein to be consummated in the most expeditious manner practicable in accordance with the terms hereof and shall cooperate fully with each other and their respective representatives in connection with any steps required to be taken as a part of their respective obligations under this Agreement.  In addition, Seller agrees that if Buyer is required under any federal, state or local rules, regulations or laws to perform an audit of the Business then Seller shall cooperate with Buyer and Buyer’s accountants in all reasonable respects, including providing access to Seller’s books and records and work papers during normal business hours.

(b)          Without derogating from the generality of the foregoing, Seller shall (i) obtain the consents (or in lieu thereof waivers) that are listed in, and in the manner and timing set forth on, Schedule 5.11A hereto and (ii) use its reasonable efforts to obtain the consents (or in lieu thereof waivers) that are listed in, and in the manner and timing set forth on, Schedule 5.11B hereto.

(c)          Seller shall use its reasonable efforts to terminate and amend, as applicable, the Contracts listed in, and in the manner and timing set forth, Schedule 5.11C hereto.

(d)          By way of execution of this Agreement, the parties hereby agree that the SDM Agreements shall, subject to and effective as of the Closing, terminate.

5.12        Public Announcements.  No party will issue any press release or make any other public announcement relating to the transactions contemplated by this Agreement without the prior consent of the other parties, except that a party may make any public disclosure required to be made under applicable law (in the case of Buyer, including applicable securities laws and  stock exchange rules) if such party determines in good faith that it is necessary to do so and, if practicable, gives prior notice to the other parties.

5.13        Treatment of Employee Options. Seller undertakes to comply with the provisions relating to the treatment of Employee Options set forth in Schedule 5.13A hereto. Buyer undertakes to comply with the provisions relating to the grant of equity-based grants to Re-Hired Employees set forth in Schedule 5.13B hereto.

5.14        Corporate Name; Corporate Existence.

(a)          Within 30 days following the Closing, Seller shall change its corporate name to a new name bearing no resemblance to its present name.

(b)          Seller undertakes, following the Closing, to use the proceeds from the Closing Payment (and any Contingent Payments) to satisfy all amounts owed to creditors in full prior to making any distribution or other payment to its shareholders.

(c)          Seller undertakes, for a period of at least [***] months after Closing, not to liquidate or dissolve, or commence action to do so; provided however that [***].

ARTICLE 6

CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer hereunder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in writing in whole or in part by Buyer in its sole discretion):

6.1          Representations and Warranties. Each of the Fundamental Representations made by Seller in this Agreement shall be true and correct when made and, except to the extent such representations and warranties speak as of an earlier date, shall be true and correct in all respects on and as of the Closing Date, as though made on that date. Each of the other representations and warranties made by Seller in this Agreement shall be true and correct when made and, except to the extent such representations and warranties speak as of an earlier date, shall be true and correct in all material respects (except for such representations and warranties which are qualified by materiality shall be true and correct in all respects) on and as of the Closing Date, as though made on that date.

6.2          Performance. Seller shall have performed and complied with, in all material respects, each agreement, covenant and obligation [***] required by this Agreement to be so performed or complied with by Seller at or before the Closing.

6.3          Closing Certificates.  Seller shall have delivered to Buyer (A) a certificate, dated the Closing Date and validly executed by the Secretary of Seller, certifying as to (i) the terms and effectiveness of the Seller Charter Documents, and (ii) the valid adoption of the Required Corporate Consents, and (B) a certificate, dated the Closing Date and validly executed by the Chief Executive Officer of Seller, certifying that all conditions to Closing set forth in this Section 6 have been satisfied

                6.4          Orders and Laws.  There shall not be in effect on the Closing Date any order or law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

6.5          Regulatory Consents and Approvals.  All consents, approvals and actions of, filings with and notices to any Governmental Entity necessary to permit Buyer and Seller to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given, and all terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have occurred.

6.6          Releases from All Liens.  Releases from all Liens against the Purchased Assets, if any, shall have been obtained in form reasonably satisfactory to Buyer.

6.7          Deliveries.   Seller shall have executed and delivered to Buyer the Collateral Agreements.

6.8          No Material Adverse Effect.  No Material Adverse Effect shall have occurred since the date of this Agreement.

6.9          Non-Competition and Non-Solicitation Agreements.  The Non-Competition Agreements executed by Seller, Seller Key Shareholders and each of the Key Employees as contemplated by Section 5.6 were not cancelled.

6.10        Employees.  Each of the Key Employees as well as the applicable portion of the Identified Employees set forth in Schedule 6.10 shall be employees of Seller immediately prior to the Closing and shall have accepted Buyer’s (or Buyer’s designated Affiliate's) offer of employment to become an employee of Buyer (or Buyer’s designated Affiliate) immediately following the Closing and shall have executed and delivered to Buyer an Employment Agreement and to Seller (with copy to Buyer) the Waiver and Release Letter.

ARTICLE 7

CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller hereunder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in writing in whole or in part by Seller in its sole discretion):

7.1          Representations and Warranties.  Each of the representations and warranties made by Buyer in this Agreement shall be true and correct when made in all material respects and, except to the extent such representations and warranties speak as of an earlier date, shall be true and correct in all material respects (except for such representations and warranties which are qualified by materiality shall be true and correct in all respects) on and as of the Closing Date, as though made on that date.

7.2          Performance.  Buyer shall have performed and complied with, in all material respects, each agreement, covenant and obligation [***] required by this Agreement to be so performed or complied with by Buyer, at or before the Closing.

7.3          Deliveries.  Buyer shall have executed and delivered to Seller (i) the Collateral Agreements, and (ii) a certificate, dated the Closing Date and validly executed by an authorized officer of Buyer, certifying that all conditions to Closing set forth in this Section 7.1 and 7.2 have been satisfied.

7.4          Purchase Price.  The Buyer shall have delivered to Seller the payment described in Section 2.4(a)(i) in accordance with the terms of Article 2.

ARTICLE 8

INDEMNIFICATION

8.1          Indemnity Holdback Amount; Limitations on Seller’s Indemnification Obligations.

(a)          Indemnity Holdback Amount. At Closing, Buyer will retain the Indemnity Holdback Amount, which will be used (i) other than in the case of fraud, willful breach or intentional misrepresentation by Seller, as the sole security for the satisfaction of indemnification obligations of the Seller under clause (i) of Section 8.3(a), or (ii) as partial security for the satisfaction of indemnification obligations of the Indemnifying Parties under the other clauses of Section 8.3(a).

(b)          Release of Indemnity Holdback Amount.

(i)          Within [***] days after the 15-month anniversary of the Closing Date, an amount equal to the difference of (A) the Indemnity Holdback Amount minus (B) the then applicable Indemnity Retention Amount will be distributed to Seller (the “Holdback Release Amount”).  The 15-month plus [***]-days’ anniversary of the Closing Date will be referred to in this Agreement as a “Termination Date” and any disbursements of the Holdback Release Amount made on the Termination Date, together with the Final Distribution Amount, will be referred to in this Agreement as the “Distribution Amounts”.  All distributions made pursuant to this section will be made in accordance with Section 8.1(b)(iii).

(ii)          After the final resolution of all pending and unsatisfied or unresolved indemnification claims, if any, the Final Distribution Amount will be distributed to the Seller in accordance with Section 8.1(b)(iii).

(iii)          Within [***] Business Days after the Termination Date or the final resolution of all pending and unsatisfied or unresolved indemnification claims, as applicable, the applicable Distribution Amount will be distributed to Seller.  Notwithstanding the foregoing, in the event a Buyer Indemnified Party offsets Losses from the Indemnity Holdback Amount in accordance herewith and Seller fails to replenish the Indemnity Holdback Amount in accordance with Section 8.1(c), then the amount of any payment that would otherwise be made to Seller in accordance with this Section 8.1(b)(iii) will be reduced dollar for dollar based on the amount of Losses that were offset by Buyer against Seller.

(c)          Replenishment of Indemnity Holdback Amount. In the case of a claim for indemnification against Seller by virtue of Section 8.3(a), other than with respect to claims for indemnity under [***] (any such claims, “Indemnifying Party Specific Claims”), the Buyer Indemnified Parties will have the right, subject to the limitations set forth herein, including in Sections 8.1(d) and 8.1(f) below, to (1) offset the applicable Losses from the Indemnity Holdback Amount, in which case Seller will be obligated to promptly pay to Buyer the amount of Losses in order to replenish such portion of the Indemnity Holdback Amount, (2) offset the applicable Losses from the Contingent Payments, and/or (3) pursue the indemnification claim directly against Seller in accordance with the terms of this Agreement (and Seller will be required to indemnify the Buyer Indemnified Parties for all Losses arising from such claim for indemnification subject to the limitations set forth herein, including in Section 8.1(d) below).

(d)          Indemnity Limitations.

(i)          Except with respect to any fraud, willful breach or intentional misrepresentation by Seller, the maximum liability for Seller's indemnification obligations for Losses (as defined below) hereunder incurred or suffered by any Buyer Indemnified Party (as defined below), directly or indirectly, in connection with any indemnity claim under (i) clause (i) of Section 8.3(a), shall not exceed Indemnity Holdback Amount, (ii) [***] shall not exceed [***]% of the Purchase Price, and (iii) [***], shall not exceed [***]% of the Purchase Price.

(ii)          No Buyer Indemnified Party shall be entitled to any recovery pursuant to any indemnity claim under clause (i) of Section 8.3(a), unless and until the amount of Losses for which all Buyer Indemnified Parties are otherwise entitled to indemnification pursuant to Article 8 exceeds $250,000 (the “Indemnity Basket”), provided, however, that to the extent the amount of Losses exceeds the Indemnity Basket, such Buyer Indemnified Party shall be entitled to recover all such Losses.

(iii)          [***].

(e)          Purchaser's Right of Offset. For the sake of clarity, subject to the terms of this Article 8, including the limitations set forth in Section 8.1(d) above and Section 8.2 below, Buyer may seek recovery for the satisfaction of indemnification obligations under Section 8.3(a) in the form of a reduction and setoff against the Contingent Payments otherwise payable to Seller hereunder.

(f)          No Double Counting. It is clarified that in the event that a particular matter entitles an Indemnified Party to indemnification pursuant to more than one clause of this Article 8, such Indemnified Party may institute a claim for indemnification hereunder based on any or all such provisions. However, in the event that a particular matter entitles an Indemnified Party to indemnification pursuant to more than one clause of this Article 8, such Indemnified Party shall be entitled to recover a particular dollar amount of Losses associated with such matter only once and in no event shall an Indemnified Party be entitled to recover an aggregate amount exceeding the amount of such Losses.

8.2          Survival of Representations, Warranties, Covenants and Agreements.

(a)          The representations and warranties of Seller and Buyer contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement on the Closing Date, shall survive the Closing Date and continue until the date which is 15 months after the Closing Date (the “Survival Period”); provided, however, that (i) the Survival Period with respect to [***] shall survive the Closing and continue until the date which is [***] after the Closing Date; (ii) the Survival Period with respect to [***] shall survive the Closing and continue until the date which is [***] days after the expiration date of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof); and (iii) if, at any time prior to the expiration of the applicable Survival Period, any Buyer Indemnified Parties delivers to Seller (or Seller Indemnified Party delivers to Buyer) a written notice alleging a breach of any of the representations and warranties made by the other party and asserting a claim for recovery under this Article 8, then the claim asserted in such notice shall survive the Survival Period.  The Survival Period for all of the covenants, agreements, and obligations of the parties under this Agreement, unless specifically provided otherwise, will be in accordance with the respective terms thereof, subject to any applicable statute of limitations (including any extensions thereof).

(b)          The right to indemnification, payment of Losses or any other remedy will not be affected by any investigation conducted by Buyer or its representatives with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by Seller or any other matter.  The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement.  No Buyer Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification hereunder.

8.3          Indemnification.

(a)          Seller agrees to indemnify, defend and hold Buyer and its employees, officers, directors and Affiliates (the “Buyer Indemnified Parties”), harmless from and against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys' fees and expenses of investigation and defense (hereinafter individually a “Loss” and collectively “Losses”) incurred or suffered by any Buyer Indemnified Party, directly or indirectly, as a result of, or in connection with:

(i)          any breach or inaccuracy of any representation or warranty of Seller (other than the Fundamental Representations) contained in this Agreement or any document, certificate, or agreement delivered in connection hereto;

(ii)          any breach or inaccuracy of any Fundamental Representations contained in this Agreement or any document, certificate, or agreement delivered in connection hereto;

(iii)          any failure by Seller to perform or comply with any covenant of the Seller contained in this Agreement or any document, certificate, or agreement delivered in connection hereto;

(iv)           liabilities of Seller arising out of the Seller’s ownership, operation or use of the Products, the Purchased Assets, or the Business before the Closing (inclusive); it being agreed that, solely with respect to the SDM Agreements, the indemnity under this clause (iv) shall be subject to the indemnification arrangements (including survival thereof) and allocation of obligations and liabilities between the parties set forth in the SDM Agreements (assuming termination thereof as of the Closing);

(iv)          Losses arising from or related to the Retained Liabilities or Retained Assets (in each case, whether before or after Closing);

(v)          Losses arising from or related to the Re-hired Employees with respect to the period prior to the Closing;

(vi)          Losses arising from any claim by any holder of Seller shares or stock options or other equity securities in connection with this Agreement or with the transactions contemplated hereunder;

(vii)          the matters set forth in Schedule 8.3(a)(vii) hereto; and

(viii)          the matters set forth in Schedule 8.3(a)(viii) hereto.

(b)          The Buyer agrees to indemnify, defend and hold the Seller and its respective employees, officers, directors and Affiliates (the “Seller Indemnified Parties,” and with the Buyer Indemnified Parties, the “Indemnified Parties”), harmless from and against all Losses incurred or suffered by any Seller Indemnified Party, directly or indirectly, as a result of, or in connection with:

(i)          any breach or inaccuracy of any representation or warranty of  Buyer contained in this Agreement or any document, certificate, or agreement delivered in connection hereto;

(ii)          any failure by Buyer to perform or comply with any covenant of Buyer contained in this Agreement or any document, certificate, or agreement delivered in connection hereto;

(iii)          the Assumed Liabilities;

(iv)          the ownership, operation or use of the Products or the Purchased Assets by Buyer or any of its Affiliates, in each case after the Closing Date; it being agreed that, solely with respect to the SDM Agreements, the indemnity under this clause (iv) shall be subject to the indemnification arrangements (including survival thereof) and allocation of obligations and liabilities between the parties set forth in the SDM Agreements (assuming termination thereof as of the Closing); and

(v)          the Re-Hired Employees Liabilities.

8.4          Direct Claims.

(a)          Any Indemnified Party who believes it may be entitled to indemnification pursuant to this Article 8 may make an indemnification claim by delivering a claim certificate (a “Claim Certificate”) to the Seller, in case of Buyer Indemnified Parties, or to Buyer, in case of Seller Indemnified Parties, (“Indemnifying Party”), which Claim Certificate shall: (i) state, to the extent reasonably capable of estimation, a good faith estimate of the amount of Losses such Indemnified Party claims to have so incurred or suffered or reasonably believes in good faith it may incur or suffer as separate individual items, and the Indemnified Party may update such estimate from time to time by written notice; and (ii) specify in reasonable detail (based upon the information then possessed by the Indemnified Party) the nature of the claim for which indemnification is being sought and the Section of this Agreement that claiming party believes has been breached or relevant. The delivery of the Claim Certificate shall be made no later than the lapse of the applicable Survival Period. Except with respect to a Claim Certificate submitted following the applicable Survival Period, the sole and exclusive remedy for any defective Claim Certificate shall be a demand for cure of such defect and delivery of a conforming Claim Certificate. Upon receipt of the Buyer or Seller’s request (as applicable), the Indemnified Party shall promptly provide supporting documentation or evidence reasonably requested to support the Claim Certificate.

(b)          In the event that Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate, it shall, within [***] calendar days after receipt by the Indemnifying Party of such Claim Certificate, deliver a notice to such effect, specifying in reasonable detail the basis for such objection, and all applicable parties shall, within [***] days beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If they shall succeed in reaching agreement on their respective rights with respect to any of such claims, they shall promptly prepare and sign a memorandum setting forth such agreement. Should they be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute for resolution as set forth in Section 10.7 hereof. Claims for Losses specified in any Claim Certificate to which there is no objection in writing by the applicable party within [***] days of receipt of such Claim Certificate shall be deemed final and binding.

8.5          Third Party Claims.

(a)          In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Seller, against Buyer or against any other Person) with respect to which any of the Indemnified Parties shall have the right to seek indemnification pursuant to this Article 8, the Indemnified Party shall give the Indemnifying Party prompt notice of the commencement of any such Legal Proceeding; provided, however, that any failure to do so in a timely manner shall not limit any of the rights of the indemnitees under this Article 8 (except, and only to the extent, such failure materially prejudices the defense of such Legal Proceeding). Promptly after receipt of such notice, but not later than [***] days thereafter, the Indemnifying Party shall be entitled to notify the Indemnified Party that it will participate, at the expense of the Indemnifying Party, in the defense of such third party claim. The Indemnifying Party may also assume the defense of such claim if all of the following conditions are met (it being understood that if any of these conditions is not met or if Indemnifying Party determines not to promptly assume and diligently pursue such defense, Indemnified Party shall be entitled to assume and control the defense):

(i)	within said [***] period, Indemnifying Party confirms in writing the obligation thereof to indemnify the Indemnified Parties with respect to such claim;

(ii)
the Indemnified Parties, in their reasonable discretion, do not notify the Indemnifying Parties that they have determined that a conflict of interest exists, which makes separate representation advisable;

(iii)	the claim does not involve a claim for injunctive or other similar equitable relief against the Indemnified Parties;

(iv)	the claim does not involve any criminal Law claim against the Indemnified Parties; and

(v)	[***].

   Even if the Seller assumes and controls the defense, no third party claim shall be settled or compromised by the Seller without the prior written consent of Buyer (not to be unreasonably withheld). If the Seller is entitled, and elects to assume, the defense of any such claim or proceeding, the Buyer Indemnified Parties shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Seller consents in writing to such payment (such consent not to be unreasonably withheld).

   To the extent the Buyer or any other Buyer Indemnified Party assumes and control the defense, no third party claim shall be settled or compromised by them without the prior written consent of the Seller (not to be unreasonably withheld), except that Buyer may proceed without obtaining such consent, in which case, such settlement or compromise shall not serve as evidence of either (A) that the third party claim is indemnifiable hereunder by Seller or (B) the amount of indemnifiable Losses incurred by the Buyer Indemnified Parties in connection with such claim.

   Assumption by the Indemnified Parties of control of any defense, compromise, or settlement of a third party claim in accordance herewith shall not be deemed a waiver by of their right to indemnification hereunder.

   If the Indemnifying Parties elect not to (or is deemed to have elected, based on the time frames set forth herein, not to) assume the defense of a third party claim, are not entitled to assume, or otherwise dispute that the third party claim is indemnifiable under this Article 8, the determination of whether the Indemnified Parties are entitled to indemnification hereunder shall be resolved pursuant to Section 10.7 hereof.

8.6          Exclusive Remedies.  From and after the Closing, the rights of Buyer Indemnified Parties and Seller Indemnified Parties under this Article 8 shall be their sole and exclusive remedy with respect to claims resulting from or relating to any representation, warranty, covenant or agreement contained in this Agreement. Notwithstanding the foregoing sentence or anything to the contrary hereunder (including Sections 8.1 and 8.2 hereof), each of Buyer Indemnified Parties and Seller Indemnified Parties shall be (a) entitled to seek any available remedy of law or equity (including rescission or restitution) with respect to fraud, intentional misrepresentation and/or intentional breach, (b) entitled to seek injunctive relief to enjoin the breach, or threatened breach, of any provision of this Agreement, and (c) entitled to seek the equitable remedy of specific performance in connection with this Agreement.

ARTICLE 9

TERMINATION

9.1          Termination.  Except as provided in Section 9.2, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing only in the following circumstances:

(a)          by mutual written consent of Buyer and Seller;

(b)          by Buyer or Seller if the Closing has not occurred within [***] calendar days following the date hereof; provided that [***];

(c)           by Buyer or Seller if (i) there shall be a final nonappealable order of a competent court in effect preventing consummation of the transactions contemplated hereby; or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would make consummation of the transactions contemplated by this Agreement illegal;

(d)          by Buyer if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transaction contemplated by this Agreement by any Governmental Entity, which would: (i) prohibit Buyer and/or any of its Affiliates' ownership or operation of any portion of the Purchased Assets or (ii) compel Buyer and/or any of its Affiliates to dispose of or hold separate all or a portion of the assets of the business of Buyer and/or any of its Affiliates as a result of the transactions contemplated by this Agreement;

(e)          by Buyer if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Seller and such breach has not been cured within [***]calendar days after written notice to Seller; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured;

(f)          by Seller if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer and such breach has not been cured within [***]calendar days after written notice to Buyer; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(g)          by Buyer if a Material Adverse Effect shall have occurred after the date of this Agreement.

9.2          Effect of Termination.  In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, or its Affiliates, officers, directors, or shareholders; provided that [***].

ARTICLE 10

GENERAL

10.1        No Third Party Beneficiaries.  Nothing contained in this Agreement shall be construed to confer upon or give to any Person other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

10.2        Notices.  All notices, requests, demands, claims, and other communications that are required or may be given under this Agreement will be in writing and will be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic mail; and the Business Day after being sent if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express).  In each case, notice will be sent to the following (or to such other place and with such other copies as either party may designate as to itself by written notice to the others that is made pursuant to this provision):

if to Buyer:

Radware Ltd.
22 Raoul Wallenberg Street
Tel Aviv 6971917, Israel
Fax: +972-3-766-8982
Email: [***]
Attention: [***]

with required copies (which shall not constitute notice) to:

Goldfarb Seligman & Co.
Ampa Tower, 98 Yigal Alon Street
Tel Aviv 67891, Israel
Fax: [***]
Email: [***]
Attention: Ido Zemach, Adv.

and

Gross & Co.
One Azrieli Center, Round Building
132 Menachem Begin Road
Tel Aviv 6701101, Israel
Email: [***]
Attention: Richard J. Mann

If to Seller:
SecurityDam Ltd.
24 Raoul Wallenberg Street
Tel-Aviv 6971920, Israel
Email: [***]
Attention: Yehuda Zisapel

with required copies (which shall not constitute notice) to:

RAD-Bynet Group Legal Department
24 Raoul Wallenberg Street
Tel-Aviv 6971920, Israel
Fax: [***]
Email: [***]
Attention: Yael Langer, General Counsel

10.3        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors, assigns, heirs, executors and personal representatives.

10.4        Entire Agreement; Modification; Waiver. This Agreement, the Collateral Agreements, and the schedules and exhibits attached to this Agreement set forth the entire agreement of the parties hereto with respect to the matters contained herein and no prior or contemporaneous agreement or understanding (including the letter of intent between the parties) pertaining to any such matter shall be effective for any purpose.  No supplement, modification or amendment to this Agreement shall be binding unless executed in writing by all of the parties (and, in the case of Buyer, with the approval of the Buyer Special Committee).  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, any waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver (and, in the case of Buyer, with the approval of the Buyer Special Committee).

10.5        Attorneys’ Fees.  Subject to the provisions of Article 8, in any action between the parties hereto seeking enforcement of any of the terms and provisions of this Agreement, the prevailing party in such action shall be entitled, in addition to damages, injunctive or other relief, to its reasonable costs and expenses, and reasonable attorneys’ fees, according to the applicable arbitrator’s or court’s decision.

10.6        Expenses.  Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement and the exhibits hereto.

10.7        Governing Law; Venue.

(a)          This Agreement shall be governed by and construed exclusively under the laws of the State of Israel without regard to the conflict of laws provisions thereof.

(b)          All disputes arising out of or in connection with this Agreement shall be finally settled by final and binding arbitration, to be conducted by a sole arbitrator and in accordance with the rules of the Israeli Arbitration Law, 1968 (the “Arbitration Law”), except as otherwise provided herein. The arbitration shall be conducted in Tel-Aviv, Israel or such other place mutually acceptable to the parties. The arbitration (including any document submitted or filed therein, other than such transaction documents which are worded in English) shall be in Hebrew. The arbitrator, who shall be a person with relevant knowledge and experience in the subject matter of the dispute (the "Arbitrator"), shall be appointed by the parties, and if no agreement is reached on the identity of the Arbitrator within [***] days following the submission of such dispute to arbitration, the identity of the Arbitrator will be determined by the President of the Israeli Bar Association after considering a non binding list of candidates that may be submitted to him/her by each of the parties. The parties agree to use all reasonable efforts to cause the arbitration hearing to be conducted within [***] days after the appointment of the Arbitrator and to use all reasonable efforts to cause the decision of the Arbitrator to be furnished within 30 days after the conclusion of the arbitration hearing. The cost of the Arbitrator shall be borne equally by the parties. The decision of the Arbitrator shall be in writing, state the reasons upon which it is based and shall be final and binding upon the parties. The Arbitrator shall not be bound by procedure law or rules of evidence and shall have no authority to issue any injunctions, orders or other interlocutory remedies, but will rule consistent with the substantive law of the State of Israel. Any decision of the Arbitrator may be enforced in any court of competent jurisdiction. This Section constitutes an Arbitration Agreement in accordance with the Arbitration Law. In the event of any contradiction between the provisions hereof and the Arbitration Law, the provisions of this Section shall prevail. All aspects of the arbitration shall be treated as confidential and none of the parties hereto (or any Indemnified Parties) may disclose the existence, content or results of an arbitration, except as may be required by applicable law or, in the case of Buyer, also the rules of any stock exchange on which its securities are listed for trading. Before making any such disclosure, such party shall give written notice to the other parties and shall afford such parties a reasonable opportunity to protect their interests.

10.8        Assignment.  This Agreement may not be assigned by Seller without the prior written consent of Buyer.  Buyer shall have the right to assign this Agreement; provided that any such assignee agrees in writing to assume and fulfil and perform the obligations of Buyer.

10.9        Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  This Agreement does not create any agency, partnership, joint venture or trust.

10.10      Counterparts.  This Agreement may be signed by the parties in different counterparts and the signature pages combined shall create a document binding on all parties.

10.11      Severability.  If any provision of the Agreement is held to be invalid or unenforceable at law, that provision will be reformed as a valid provision to reflect as closely as possible the original provision giving maximum effect to the intent of the parties, or if that cannot be done, will be severed from the Agreement without affecting the validity or enforceability of the remaining provisions.

10.12      Interpretation.  In this Agreement, (a) the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation,” (b) “Knowledge or “known” shall mean, with respect to any party, the actual knowledge of the directors and executive officers of such party after reasonable inquiry of the matter in question, (c) the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to Buyer, material that has been posted and thereby made available to Buyer through the on line “virtual data room” established by Seller if such material was made available at least [***] Business Days prior to the date hereof), and (d) whenever it refers to a consent  “which shall not be unreasonably withheld” and words of similar import, it will mean a consent “which shall not be unreasonably withheld, conditioned or delayed. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.13      Extension; Waiver.  At any time prior to the Closing, Buyer or Seller may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions for the benefit thereof contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of all of the parties hereto (and, in the case of Buyer, with the approval of the Buyer Special Committee).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

RADWARE LTD. By: /s/ Gil Givoly Name: Gil Givoly Title: VP Finance SECURITYDAM LTD. By: /s/ Yehuda Zisapel Name: Yehuda Zisapel Title: Chairman of the Board	/s/ Kobi Danon Kobi Danon CEO

[Signature page to Asset Purchase Agreement]

Exhibit A-1
Form of Board Resolutions

[***]

Exhibit A-2
Form of Shareholders Resolutions

[***]

Exhibit B
Form of Non-Competition Agreement

[***]

Exhibit C
Form of Employment Agreement

[***]

Exhibit D
Form of Waiver and Release Letter

[***]

Exhibit E
Contingent Payments

In accordance with Section 2.4(a)(ii) of the Agreement, but subject to the terms and conditions set forth in the Agreement (including Section 2.4(c) and Article 8 thereof), Seller shall be entitled to receive the following Contingent Payments, subject to and in accordance with the terms and procedures set forth herein; provided however that, in no event shall the aggregate of Contingent Payments exceed $12,500,000 (the “Maximum Payout Amount”); it being clarified that any amounts offset by the Buyer against any Contingent Payments which Buyer was entitled to offset pursuant to Article 8 of the Agreement (“Offset Amounts”) shall be deemed to have been paid by the Buyer for purposes hereof and counted towards such Maximum Payout Amount:

1.             Certain Definitions

"Contingent Payment" means a sum equal to [***]% of the Qualified Sales during the Revenue Period, but in no event more than the Maximum Payout Amount.

“Qualified Sales” means Buyer’s consolidated revenue recognized from its cloud DDoS business during the applicable period (as determined in accordance with U.S. GAAP, as consistently applied by Buyer in its annual audited consolidated financial statements).

"Revenue Period" means the period between first calendar day immediately after the Closing Date (or, if such day is not the first calendar day of a month, the first calendar day of a month immediately after the Closing Date) and ending on the date on which the Contingent Payments to which Seller would be entitled (if it were not subject to the Maximum Payout Amount) hereunder are, in the aggregate, equal to or exceed the Maximum Payout Amount.

2.             Procedures

The payment and procedures regarding the Contingent Payments shall be as follows:

2.1.
Within [***] days following the approval by the Buyer’s Board of Directors of the annual audited consolidated financial statements of Buyer of each fiscal year during the Revenue Period (commencing with the audited consolidated financial statements for the year ended December 31, 2022), Buyer shall send to the Seller a statement (each, a “Revenue Earnout Statement”) the calculation of the Qualified Sales during the Revenue Period as well as the calculation of the Contingent Payment, if any, payable under such Revenue Earnout Statement.

2.2.
The Seller may object to the Revenue Earnout Statement, no later than [***] days following delivery thereof, by way of delivering a written notice, executed by the Seller, to that effect to Buyer, providing details for the grounds for such objection pursuant to the Agreement (the “Revenue Earnout Objection Notice”). If the Seller does not timely deliver such Revenue Earnout Objection Notice or raises objections not in accordance with the Agreement, then the Revenue Earnout Statement shall be deemed final and binding for all intents and purposes and Buyer shall transfer the Contingent Payment, if any, specified in such Revenue Earnout Statement within [***] Business Days thereafter, to the Seller.

2.3.	However, if the Seller timely delivers such Revenue Earnout Objection Notice, then, notwithstanding Section 10.7 of the Agreement, the dispute regarding such amount shall be resolved as follow:

2.3.1.
Buyer and the Seller shall attempt to resolve any disagreements as to the computation of the Contingent Payment in good faith, and if it is so resolved, the Revenue Earnout Statement shall be modified as necessary to reflect such resolution and the Revenue Earnout Statement as so modified shall be conclusive and binding on all of the parties.

2.3.2.
However, if Buyer and the Seller do not reach, for whatever reason, a final resolution within [***] days after Buyer has received the Revenue Earnout Objection Notice, Buyer and the Seller shall jointly retain an independent accounting firm of recognized standing (the “CP Firm”) to resolve any remaining disagreements. If Buyer and the Seller are unable to agree on the choice of the CP Firm within 14 days after the lapse of the said [***]-days period, then Buyer shall, within 7 days, suggest two firms out of the “big-four” accounting firm (or a successor), of which Seller shall select one as the CP Firm within [***] days thereafter.

2.3.3.	Buyer and the Seller shall direct the CP Firm to render a determination as soon as possible and, in any event, within [***] days after its retention.

2.3.4.	[***].

2.3.5.	[***].

2.3.6.
The Seller shall bear the fees and expenses of the CP Firm with respect to a dispute regarding the Contingent Payment; provided, however, that in the event that the CP Firm resolves in favor of the Seller for the payment of [***] that were not to be paid pursuant to the Buyer's initial Revenue Earnout Statement, the fees and expenses of the CP Firm shall be fully borne by the Buyer.

2.3.7.
Buyer shall be required to transfer to Seller any Contingent Payment in accordance with the final ruling of the CP Firm not previously paid within [***] Business Days after such ruling has been provided by the CP Firm.

3.	General

3.1.
There can be no assurance that any Contingent Payment will become payable hereunder, the amount or timing thereof. Without derogating from the generality of the foregoing and notwithstanding anything to the contrary hereunder, it is hereby clarified and agreed that [***].

3.2.
For the avoidance of doubt, all of the Seller’s obligations in respect of Contingent Payments shall automatically terminate upon the payment (or deemed payment in case of Setoff Amounts as stated in the first paragraph of this Exhibit) of the Maximum Payout Amount in accordance with the terms hereof.

3.3.	For the sake of clarity, any dispute with respect to this Section 3 shall be determined in accordance with Section 10.7 of the Agreement.

Schedule A
Methodology (SDM Settlement Amount)

[***]

Schedule 2.1(b)
Transferred intellectual Property

[***]

Schedule 2.1(d)
Information Technology Equipment List

[***]

Schedule 2.1(e)
Assigned Contracts

[***]

Schedule 2.1(h)
Machinery, Equipment, Hardware, and other Fixtures

[***]

Schedule 2.6
Bill of Sale and Assignment and Assumption
IP Assignment and Assumption Agreement

[***]

Schedule 3
Disclosure Schedule

[***]

Schedule 5.10(a)
List of Key Employees

[***]

Schedule 5.10(b)
List of Identified Employees

[***]

Schedule 5.11A
Required Consents

[***]

Schedule 5.11B
Reasonable Efforts Consents

[***]

Schedule 5.11C
Terminated and Amended Contracts

[***]

Schedule 5.13A
Treatment of Employee Options

[***]

Schedule 5.13B
Equity Grants to Re-hired Employees

[***]

Schedule 6.10
List of required Identified Employees for Closing

[***]

Schedule 8.3(a)(vii) and (viii)
Specific Indemnity Matters

[***]